Exhibit 99.1

METUCHEN’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following management’s discussion and analysis of Metuchen’s financial condition and results of operations together with Metuchen’s quarterly unaudited condensed consolidated financial statements and related notes thereto included in this Exhibit 99.1 to this Form 8-K and the annual consolidated financial statements and the notes thereto included in the Company’s Registration Statement on Form S-4 (Reg. No. 333-240064), as amended (the “Registration Statement”), filed with the Securities and Exchange Commission. This discussion contains forward-looking statements reflecting Metuchen’s current expectations, whose actual outcomes involve risks and uncertainties. Actual results and the timing of events may differ materially from those stated in or implied by these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” in the Company’s Registration Statement. References in this section to “we,” “us,” or “the Company” refer to Metuchen.

Overview

Metuchen is a pharmaceutical company focused on men’s health therapeutics. On September 30, 2016, Metuchen acquired from Vivus, Inc. (“the Vivus Transaction”), all of the rights to license, develop, market, sell, and distribute the drug avanafil (Stendra®) in the United States, Canada, South America, and India. Stendra® is a U.S. Food and Drug Administration (“FDA”) approved PDE-5 inhibitor prescription medication for the treatment of erectile dysfunction (“ED”) and is the only patent protected PDE-5 inhibitor on the market. Stendra® offers the ED therapeutic landscape a valuable addition as an oral ED therapy that may be taken as early as approximately 15 minutes prior to sexual engagement, with or without food when using the 100mg or 200mg dosing (does not apply to 50mg dosing).

Metuchen was founded by Joseph J. Krivulka, an experienced pharmaceutical executive who held several key leadership positions at leading pharmaceutical companies such as Mylan Laboratories Inc. and its subsidiary Bertek Inc., and was also the co-founder of Reliant Pharmaceuticals which was sold to GlaxoSmithKline in 2007 for $1.65 billion. During the period from Metuchen’s inception in 2016 through 2018, the founder became ill and decided to outsource the sales and marketing function to an affiliated contractor. The level of performance expected from this affiliated contractor was not realized. In 2018, the founder passed away which caused significant disruption to the business. Metuchen terminated this affiliate contractor and in 2019, Metuchen was forced to establish its own internal sales, marketing, and trade distribution functions for Stendra®. In 2019 Metuchen deployed a specialized key account sales model augmented by a national non-personal promotion campaign reaching nearly 30,000 healthcare professionals. Metuchen also enhanced its digital campaigns designed to create awareness among patients and its partners. Additionally, Metuchen engaged in a wide array of specialty medical conferences including presentations at educational product theaters and launched a national savings coupon for enhanced product access. Metuchen believes that these activities have established a framework for continued growth into 2020 and beyond. Following a year of internal management over marketing, sales and trade distribution functions, we believe the Company is well-positioned for a strong, multi-channel sales and marketing campaign as it enters the fourth quarter of 2020.

In addition to ED products, Metuchen is committed to identifying and developing other pharmaceuticals to advance men’s health. In March 2020, Metuchen acquired an exclusive global license to H100™ from Hybrid Medical LLC (“Hybrid”). H100™ is a novel and patented topical formulation candidate for the treatment of acute Peyronie’s disease. Peyronie’s disease is a condition that occurs upon penile tissue disruption often caused by sexual activity or injury, healing into collagen-based scars that may ultimately harden and cause penile deformity.

Impact of COVID-19

In January 2020, the World Health Organization (“WHO”) announced a global health emergency because of a new strain of coronavirus originating in Wuhan, China (the “COVID-19 outbreak”) and the risks to the international community. In March 2020, the WHO classified the COVID-19 outbreak as a pandemic, based on the rapid increase in exposure globally. As a result of the COVID-19 pandemic, which continues to rapidly evolve, “shelter in place” orders and other public health guidance measures have been implemented across much of the United States, Europe and Asia, including in the locations of our offices, key vendors and partners. The extent to which the outbreak impacts our business, results of operations, preclinical studies and clinical trials will depend on future developments, which are highly uncertain and cannot be predicted with confidence, such as the ultimate geographic spread of the disease, the duration of the pandemic, travel restrictions and social distancing in the United States and other countries, business closures or business disruptions and the effectiveness of actions taken in the United States and other countries to contain and treat the disease. During the first three quarters of 2020, government regulations and the voluntary business practices of Metuchen and prescribing physicians have prevented in-person visits by sales representatives to physicians’ offices. Metuchen has taken steps to mitigate the negative impact on its businesses of such restrictions. In March 2020, we reduced our sales representative head count to reflect the lack of in-person visits. We have maintained a core sales team which continues to contact physicians via telephone and videoconference as well as continuing to have webinars provided by our key opinion leaders (“KOLs”) to other physicians and pharmacists. We anticipate rehiring and/or assigning representatives to cover sales territories as states reopen and physician access resumes new normal levels. In response to the spread of SARS-CoV-2 and COVID-19, in March 2020, we closed our administrative offices and as of September 30, 2020, they remain closed, with our employees continuing their work outside of our offices. We have selectively resumed in-person interactions by our customer-facing personnel in compliance with local and state restrictions. We also continue to engage with customers virtually as we seek to continue to support healthcare professionals and patient care. However, our ability to engage in personal interactions with physicians and customers remains limited, and it is unknown when our offices will reopen, and these interactions will be fully resumed.

We continue to monitor our operations and applicable government recommendations, and we have made modifications to our normal operations because of the COVID-19 pandemic, including requiring most office-based employees to work remotely. Notwithstanding these measures, the COVID-19 pandemic could affect the health and availability of our workforce as well as those of the third parties we rely on taking similar measures. If members of our management and other key personnel in critical functions across our organization are unable to perform their duties or have limited availability due to COVID-19, we may not be able to execute on our business strategy and/or our operations may be negatively impacted. We may also experience limitations in employee resources, including because of sickness of employees or their families or the desire of employees to avoid contact with individuals or large groups of people. In addition, we have experienced and will continue to experience disruptions to our business operations resulting from quarantines, self-isolations and other restrictions on the ability of our employees to perform their jobs. Nevertheless, the extent of the impact of COVID-19 on our businesses cannot be predicted at this time.

In light of the COVID-19 outbreak, the FDA has issued a number of new guidance documents. Specifically, as a result of the potential effect of the COVID-19 outbreak on many clinical trial programs in the US and globally, the FDA issued guidance concerning potential impacts on clinical trial programs, changes that may be necessary to such programs if they proceed, considerations regarding trial suspensions and discontinuations, the potential need to consult with or make submissions to relevant ethics committees, Institutional Review Board (“IRBs”), and the FDA, the use of alternative drug delivery methods, and considerations with respect the outbreak’s impacts on endpoints, data collection, study procedures, and analysis. Such developments may result in delays in our development of H100™.

On March 27, 2020, President Trump signed into law the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”). The CARES Act, among other things, includes provisions relating to refundable payroll tax credits, deferment of employer side social security payments, net operating loss carryback periods, alternative minimum tax credit refunds, modifications to the net interest deduction limitations, increased limitations on qualified charitable contributions, and technical corrections to tax depreciation methods for qualified improvement property. The Company evaluated the provisions of the CARES Act and does not anticipate the associated impacts, if any, will have a material effect on the Company’s provision for income taxes.

Nature of Operations and Basis of Presentation

Metuchen was formed as a limited liability company pursuant to a certificate of formation filed with the Secretary of State of Delaware on July 22, 2016. Metuchen was organized for the purpose of (i) acquiring the U.S., Canadian, South American, and Indian marketing authorization rights to Stendra®, (ii) owning the purchased assets, (iii) entering into a manufacturing and supply agreement, (iv) entering into a distribution agreement, and (v) engaging in any other lawful act or activity that is ancillary or incidental to the foregoing.

On December 10, 2018, (“Acquisition Date”) JCP III CI AIV, L.P. (“JCP”), an affiliate of Juggernaut Capital Partners (the “JCP Investor”), acquired from Krivulka Family LLC (“Krivulka”) all of Krivulka’s ownership interest in Metuchen Therapeutics, LLC (“MT”), a holding company that owned 55% of Metuchen, giving JCP a controlling interest in Metuchen (such transaction, the “JCP Acquisition”). This transaction was accounted for as a business combination and has been pushed down to the consolidated financial statements of the Company in accordance with the guidance for business combinations found in the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) 805: Business Combinations.

Prior to this transaction, Krivulka owned 68% of MT. As of September 30, 2020, investment funds affiliated with the JCP Investor owned, either directly or indirectly, approximately 82% of the outstanding membership interests in Metuchen. On the Acquisition Date, Metuchen purchased all the equity interests of Timm Medical Technologies, Inc. (“Timm Medical”) and Pos-T-Vac, LLC (“PTV”), collectively referred to as “Medical Device Business”, from entities related to Krivulka. Upon acquisition, the Medical Device Business became wholly owned subsidiaries of Metuchen.

Subsequent to the acquisition of the Medical Device Business, the Company manages its operations through two segments. The Company’s two segments, Prescription Medications and Medical Devices, focus on the treatment of male ED. The Prescription Medications segment consists primarily of Stendra®, which is sold generally in the United States. Expenses related to the development of H100™, which is in the early stages of development and has not yet sought FDA approval to begin Phase 1 clinical trials, will be within the Prescription Medications segment. The Medical Devices segment consists primarily of vacuum erection devices, which are sold domestically and internationally. Prior to the acquisition of the Medical Device Business, the Company managed its operation as a single segment for the purposes of assessing performance and making operating decisions.

Metuchen International, LLC (“Metuchen International”) was formed as a limited liability company pursuant to a certificate of formation filed with the Secretary of State of Delaware on July 22, 2016. Metuchen International is a wholly owned subsidiary of Metuchen included in the consolidated financial statements and has had no activity to date.

Merger Transaction

On May 17, 2020, Neurotrope, Inc., a Nevada corporation (“Neurotrope”), Petros Pharmaceuticals, Inc., a Delaware corporation formed for the purposes of effecting transactions contemplated by the Merger Agreement (“Petros”), PM Merger Sub 1, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Petros (“Merger Sub 1”), PN Merger Sub 2, Inc., a Nevada corporation and a wholly-owned subsidiary of Petros (“Merger Sub 2”), and the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”).

The Merger Agreement provides for (1) the merger of Merger Sub 1, with and into the Company, with the Company surviving as a wholly-owned subsidiary of Petros (the “Metuchen Merger”) and (2) the merger of Merger Sub 2 with and into Neurotrope, with Neurotrope surviving as a wholly-owned subsidiary of Petros (the “Neurotrope Merger” and together with the Metuchen Merger, the “Mergers”). The Mergers are intended to qualify for federal income tax purposes as a tax-free reorganization under the provisions of Section 351 of the Internal Revenue Code of 1986, as amended.

As a result of the Metuchen Merger, each outstanding common unit or preferred unit of Metuchen will be exchanged for a number of shares of Petros common stock equal to the quotient resulting from a formula as defined in the Merger Agreement, subject to adjustment. As a result of the Neurotrope Merger, each outstanding share of Neurotrope Common Stock will be exchanged for one (1) share of Petros common stock and each outstanding share of Neurotrope preferred stock will be exchanged for one (1) share of Petros Preferred Stock. Also, each outstanding option to purchase Neurotrope Common Stock or outstanding warrant to purchase common stock that has not previously been exercised prior to the closing of the Mergers will be converted into equivalent options and warrants to purchase shares of Petros common stock and will be adjusted to give effect to the exchange ratios set forth in the Merger Agreement. Immediately after the consummation of the Mergers, each security holder of Metuchen would own approximately 51% of the Petros Common Stock, and Neurotrope Stockholders would own approximately 49% of the Petros Common Stock, subject to adjustment pursuant to the terms of the Merger Agreement, as defined.

Consummation of the Mergers is subject to certain closing conditions, including, among other things, approval by the security holders of Neurotrope and the Company and the listing of the Petros common stock on the Nasdaq Stock Market after the Mergers. In accordance with the terms of the Merger Agreement, (i) certain executive officers, directors and unitholders of the Company (solely in their respective capacities as Company unitholders) holding approximately 95% of the outstanding Metuchen capital units have entered into voting agreements with Neurotrope to vote all of their Company capital units in favor of adoption of the Merger Agreement (the “Metuchen Voting Agreements”) and (ii) certain executive officers, directors and stockholders of Neurotrope (solely in their respective capacities as Neurotrope stockholders) holding approximately 34% of the outstanding shares of Neurotrope common stock have entered into voting agreements with the Company to vote all of their shares of Neurotrope common stock in favor of approval of the Merger Agreement (the “Neurotrope Voting Agreements”, and together with the Metuchen Voting Agreements, the “Voting Agreements”). The Voting Agreements include covenants with respect to the voting of such shares or units in favor of approving the transactions contemplated by the Merger Agreement and against any competing acquisition proposals. In addition, concurrently with the execution of the Merger Agreement, (i) certain executive officers, directors and unitholders of Metuchen and (ii) certain executive officers, directors and stockholders of Neurotrope have entered into lock-up agreements (the “Lock-Up Agreements”) pursuant to which they accepted certain restrictions on transfers of shares of Petros common stock for the nine-month period following the closing of the Mergers (the “Closing”).

The Merger Agreement contains certain termination rights for both Neurotrope and the Company, and further provides that, upon termination of the Merger Agreement under specified circumstances, either party may be required to pay the other party a termination fee of $1,000,000 plus third-party expenses incurred by the terminating party.

On December 1, 2020, Petros, Neurotrope, Merger Sub 1, Merger Sub 2, and Metuchen consummated the Mergers contemplated by the Merger Agreement.

Licensing and Distribution

The Company acquired the rights to Stendra® avanafil on September 30, 2016 when it entered into the License Agreement with Vivus to purchase and receive the license for the commercialization and exploitation of Stendra® avanafil for a one-time fee of $70 million. The License Agreement gives Metuchen the exclusive right to sell avanafil in the U.S. and its territories, as well as Canada, South America, and India. In December 2000, Vivus originally was granted the license from Mitsubishi Tanabe Pharma Corporation (“MTPC”) to develop, market, and manufacture Stendra®. Stendra® was approved by the FDA in April 2012 to treat male ED.

Metuchen will pay MTPC a royalty of 5% on the first $500 million of net sales and 6% of net sales thereafter until the expiration of the applicable patent in a particular country. The last scheduled patent expiration is in April 2025. In consideration for the trademark assignment and the use of the trademarks associated with Stendra® and the Vivus technology, Metuchen shall (a) during the first, second, and third years following the expiration of the royalty period in a particular country in Metuchen’s territory, pay to Vivus a royalty equal to 2% of the net sales of Stendra® in such territory; and (b) following the fourth and fifth years following the end of the royalty period in such territory, pay to Vivus a royalty equal to 1% of the net sales of Stendra® in such territory. After the royalty period, no further royalties shall be owed with respect to net sales of Stendra® in such territory. In addition, Metuchen will be responsible for a pro-rata portion of a one-time $6 million milestone payment to be paid once $250 million in sales has been reached on the separate revenue stream of Stendra® during any calendar year.

In connection with the License Agreement, Metuchen and Vivus have also entered into the Vivus Supply Agreement on the effective date of the License Agreement. As part of the License Agreement, Metuchen also acquired Vivus’ Stendra® avanafil product and sample inventories as of September 30, 2016, for an additional $0.8 million. The Vivus Supply Agreement provided that Vivus would test, supply and provide the product to Metuchen or its designee, directly or through one or more third parties until September 30, 2021. During the term of the Vivus Supply Agreement, Metuchen is required to purchase minimum annual quantities from Vivus. Vivus, in turn, procures the product from a third-party manufacturer.

On July 7, 2020, Vivus announced that it has completed the solicitation of an in-court prepackaged plan of reorganization, under which IEH Biopharma LLC will take 100% ownership of Vivus. The license agreement between MTPC and Vivus (“MTPC License”) contains certain termination rights that would allow MTPC to terminate the agreement if Vivus were to breach any of the terms of the MTPC License or become insolvent or bankrupt. In the event that MTPC terminates the MTPC License with Vivus because of any contractual breach Metuchen has step-in rights with MTPC, which would allow Metuchen to continue to sell Stendra®.

On March 27, 2018, Metuchen entered into a Sublicense Agreement with Acerus whereby Metuchen granted to Acerus an exclusive sublicense in Canada for, among other things, the development and commercialization of Stendra® avanafil for a one-time fee of $100,000. Metuchen is entitled to receive an additional fee of $400,000 if Stendra® is approved by Canadian regulators, as well as commercial milestone payments and royalty fees of 12% of net sales. The agreement remains in effect. In August 2018, Metuchen entered into the Acerus Supply Agreement, pursuant to which Acerus will purchase the product from Metuchen so long as the Acerus Sublicense Agreement remains in effect.

Critical Accounting Policies and Estimates

There were no significant changes to our critical accounting policies and estimates since December 31, 2019. For additional discussion of our critical accounting policies and estimates, see critical accounting policies and estimates information included in this Exhibit 99.1 to this Form 8-K and Note 2. Summary of Significant Accounting Policies in our annual Consolidated Financial Statements, included in the Company’s Registration Statement.

Recent Accounting Pronouncements

For a discussion of recent accounting pronouncements, refer to Note 2. Summary of Significant Accounting Policies of the Condensed Consolidated Financial Statements included in this Exhibit 99.1 to this Form 8-K.

Results of Operations

The impact on our results of COVID-19 and related changes in economic conditions, including changes to consumer spending resulting from the rapid rise in local and national unemployment rates, are highly uncertain and, in many instances, outside of our control. The duration and severity of the direct and indirect effects of COVID-19 continue to evolve and in ways that are difficult to anticipate. There are numerous uncertainties related to the COVID-19 pandemic that have impacted our ability to forecast our future operations as a company. The extent to which COVID-19 will affect our business, financial position and operating results in the future cannot be predicted with certainty; however, any such impact could be material. In addition, because COVID-19 did not begin to affect our financial results until late in the first quarter of 2020, its impact on our consolidated results and the results of our business segments to date may not be directly comparable to any historical period and are not necessarily indicative of its impact on our results for the remainder of 2020 or any subsequent periods. COVID-19 could also increase the degree to which our quarterly results, including the results of our business segments, fluctuate in the future.

Three months ended September 30, 2020 and September 30, 2019 (unaudited)

The following table sets forth a summary of our statements of operations for the three months ended September 30, 2020 and 2019:

	Three Months Ended September 30,
	2020	2019
Net sales	$3,464,695	$4,367,698
Cost of sales	981,903	2,417,559
Gross profit	2,482,792	1,950,139
Operating expenses:
Selling, general and administrative	3,121,023	5,633,683
Research and development	36,828	-
Depreciation and amortization expense	1,661,362	1,302,559
Total operating expenses	4,819,213	6,936,242
Loss from operations	(2,336,421)	(4,986,103)
Interest expense, senior debt	(300,355)	(577,218)
Interest expense, related party term loans	(669,730)	(3,564,537)
Loss before income taxes	(3,306,506)	(9,127,858)
Income tax expense (benefit)	(6,143)	13,044
Net loss	$(3,300,363)	$(9,140,902)

Net Sales

Net sales for the three months ended September 30, 2020 were $3,464,695, composed of $2,590,151 of net sales from Prescription Medicines and net sales of $874,544 from Medical Devices.

Net sales for the three months ended September 30, 2019 were $4,367,698, composed of $3,095,033 of net sales from Prescription Medicines and net sales of $1,272,665 from Medical Devices.

For the three months ended September 30, 2020, gross sales to customers representing 10% or more of the Company’s total gross sales included one customer which represented approximately 82% of total gross sales.

For the three months ended September 30, 2019, gross sales from customers representing 10% or more of the Company’s total gross sales included one customer which represented approximately 85% of total gross sales.

Prescription Medicines sales consist of sales of Stendra® in the U.S. for the treatment of male ED. Stendra® is primarily sold directly to the one customer described above and resold through three main wholesalers, which collectively accounted for approximately 83% of Stendra® net sales for the three months ended September 30, 2020. Individually, sales to the three main wholesalers either from the one customer described above or directly, accounted for 35%, 33%, and 15% of Stendra® net sales for the three months ended September 30, 2020.

Medical Device sales consist of domestic and international sales of men’s health products for the treatment of ED. The men’s health products do not require a prescription and include Vacuum Erection Devices (“VEDs”), PreBoost, VenoSeal, penile injections (Rx), and urinary tract infection tests. Timm Medical discontinued various co-promotion activities in 2019 and is currently selling only VEDs and VenoSeal. The VEDs represent almost 100% of sales.

Net sales were $903,003 or 21% lower during the three months ended September 30, 2020 than in the same period in 2019 consisting of a $504,882 decrease in the net sales of Stendra® and a $398,121 decrease in Medical Device Sales. The decrease in net sales in Stendra® was substantially due to lower wholesaler demand and reduced inventory held by wholesalers in response to the potential implications of COVID-19, partially offset by minor sales price increases in late 2019. The decrease in net sales for our Medical Devices segment was attributable to the discontinuation of co-promotion activities and lower sales of certain products. Further, the reduction in net sales that are attributable to COVID-19 primarily relate to reduced physician office visits and reduced discretionary spending on medical devices.

Cost of Sales

Cost of sales for the three months ended September 30, 2020 were $981,903, composed of $749,575 of cost of sales for our Prescription Medicines segment and $232,328 for our Medical Devices segment.

Cost of sales for the three months ended September 30, 2019 were $2,417,559, composed of $2,105,472 of cost of sales for our Prescription Medicines segment and $312,087 for our Medical Devices segment.

Cost of sales for the Prescription Medicine segment for the three months ended September 30, 2020 consisted of 30% third-party product cost of sales, 44% inventory obsolescence reserves, 17% royalty expenses, and 9% third-party logistics provider order fulfillment and shipping costs.

Cost of sales for the Medical Device segment for the three months ended September 30, 2020 consisted of 89% raw materials and 11% production labor.

Cost of sales decreased by $1,435,656 or 59% during the three months ended September 30, 2020 compared to the same period 2019. For the three months ended September 30, 2020 and 2019, cost of sales as a percentage of net sales were 28% and 55%, respectively. The decrease in cost of sales as a percentage of net sales was a result of less write-offs for inventory obsolescence, decreased sales order fulfillment costs (on a per unit basis), and decreased shipping expenses by the Company’s third-party logistics provider during the three months ended September 30, 2020.

Gross Profit

Gross profit for the three months ended September 30, 2020 was $2,482,792 or 72%, composed of $1,840,576 of gross profit from Prescription Medicines and $642,216 from Medical Devices. Gross profit for the three months ended September 30, 2019 was $1,950,139 or 45%, composed of $989,561 of gross profit from Prescription Medicines and $960,578 from Medical Devices. The increase in gross profit was driven by the factors noted above.

Operating Expenses

Selling, general and administrative

Selling, general and administrative expenses for the three months ended September 30, 2020 were $3,121,023, composed of $1,837,864 of selling, general and administrative expenses of our Prescription Medicines segment, $566,666 of selling, general and administrative expenses of our Medical Devices segment and $716,493 of general corporate expenses.

Selling, general and administrative expenses for the three months ended September 30, 2019 were $5,633,683, composed of $4,059,666 of selling, general and administrative expenses of our Prescription Medicines segment, $647,956 of selling, general and administrative expenses of our Medical Devices segment and $926,061 of general corporate expenses.

Selling, general and administrative expenses for both segments include selling, marketing and regulatory expenses. Unallocated general corporate expenses include costs that were not specific to a particular segment but are general to the group, including expenses incurred for administrative and accounting staff, general liability and other insurance, professional fees and other similar corporate expenses.

Selling, general and administrative expenses decreased by $2,512,660 or 45% during the three months ended September 30, 2020 compared to the same period of 2019. Decreased selling, general and administrative expenses were primarily driven by lower payroll expenses and direct marketing expenses as management sought to reduce expenses due to COVID-19.

Research and development

Research and development expenses for the three months ended September 30, 2020 were $36,828, in our Prescription Medicines segment.

Research and development expenses for Prescription Medicines segment are composed of $7,790 for consulting fees and $29,038 for legal fees related to the H100™ license acquired in March 2020.

There were no research and development expenses for the three months ended September 30, 2019.

Depreciation and amortization

Depreciation and amortization expenses for the three months ended September 30, 2020 were $1,661,362, composed of $1,353,591 of depreciation and amortization expenses of our Prescription Medicines segment and $307,771 of depreciation and amortization expenses of our Medical Devices segment.

Depreciation and amortization expenses for the three months ended September 30, 2019 were $1,302,559, composed of $1,017,503 of depreciation and amortization expenses of our Prescription Medicines segment and $285,056 of depreciation and amortization expenses of our Medical Devices segment.

Prescription Medicines depreciation and amortization consists primarily of the amortization of the intangible assets related to Stendra® over its estimated useful life of 10 years. Medical Devices depreciation and amortization primarily consists of the amortization of the intangible assets related to Timm Medical and PTV over their estimated useful life of 12 years. The increase in amortization expense was primarily driven by the accelerated method of amortization related to the Stendra® product.

Interest expense, senior debt

Interest expense, senior debt for the three months ended September 30, 2020 was $300,355 consisting of interest payments on our senior debt, with a weighted average balance of $8,696,030. Interest expense, senior debt for the three months ended September 30, 2019 was $577,218, consisting of interest payments on our senior debt, with a weighted average balance of $14,809,711. The decrease of $276,863 or 48% was due to the pay down of $6.2 million of senior debt and decreased weighted average interest rate subsequent to September 30, 2019.

Interest expense, subordinated related party term loans

Interest expense, subordinated related party term loans for the three months ended September 30, 2020 was $669,730, consisted of Paid-in-Kind (“PIK”) interest. As described under “Liquidity and Capital Resources — Debt — Subordinated Related Party Term Loans” below, the subordinated related party term loans were extinguished in an exchange transaction on September 16, 2019. During the three months ended September 30, 2020, the Company borrowed $4,000,000 from a related party. Accordingly, as of September 30, 2020, the outstanding principal balance for the subordinated related party term loans was $14,000,000. Interest expense, subordinated related party term loans for the three months ended September 30, 2019 was $3,564,537, consisting of PIK interest of $2,100,180 and amortization of debt discount of $1,464,357. The reduction of interest expense was a result of the exchange transaction on September 16, 2019.

Income tax expense (benefit)

Income tax benefit for the three months ended September 30, 2020 was $6,143 compared to income tax expense of $13,044 for the three months ended September 30, 2019. The income tax expense (benefit) is primarily attributed to the operations of the Medical Device segment.

Nine months ended September 30, 2020 and September 30, 2019 (unaudited)

The following table sets forth a summary of our statements of operations for the nine months ended September 30, 2020 and 2019:

	Nine Months Ended September 30,
	2020	2019
Net sales	$6,630,180	$13,479,375
Cost of sales	2,305,169	4,710,652
Gross profit	4,325,011	8,768,723
Operating expenses:
Selling, general and administrative	11,997,185	15,695,176
Research and development	307,796	-
Depreciation and amortization expense	4,984,084	3,907,679
Total operating expenses	17,289,065	19,602,855
Loss from operations	(12,964,054)	(10,834,132)
Interest expense, senior debt	(1,085,347)	(1,912,189)
Interest expense, related party term loans	(1,148,447)	(11,416,697)
Loss before income taxes	(15,197,848)	(24,163,018)
Income tax benefit	(49,895)	(78,704)
Net loss	$(15,147,953)	$(24,084,314)

Net Sales

Net sales for the nine months ended September 30, 2020 were $6,630,180, composed of $4,128,694 of net sales from Prescription Medicines and net sales of $2,501,486 from Medical Devices.

Net sales for the nine months ended September 30, 2019 were $13,479,375, composed of $9,842,799 of net sales from Prescription Medicines and net sales of $3,636,576 from Medical Devices.

For the nine months ended September 30, 2020, gross sales to customers representing 10% or more of the Company’s total gross sales included one customer which represented approximately 80% of total gross sales.

For the nine months ended September 30, 2019, gross sales from customers representing 10% or more of the Company’s total gross sales included one customer which represented approximately 86% of total gross sales.

Prescription Medicines sales consist of sales of Stendra® in the U.S. for the treatment of male ED. Stendra® is primarily sold directly to the one customer described above and resold through three main wholesalers, which collectively accounted for approximately 86% of Stendra® net sales for the nine months ended September 30, 2020. Individually, sales to the three main wholesalers either from the one customer described above or directly, accounted for 37%, 25% and 24% of Stendra® net sales for the nine months ended September 30, 2020.

Medical Device sales consist of domestic and international sales of men’s health products for the treatment of ED. The men’s health products do not require a prescription and include Vacuum Erection Devices (“VEDs”), PreBoost, VenoSeal, penile injections (Rx), and urinary tract infection tests. Timm Medical discontinued various co-promotion activities in 2019 and is currently selling only VEDs and VenoSeal. The VEDs represent almost 100% of sales.

Net sales were $6,849,195 or 51% lower during the nine months ended September 30, 2020 than in the same period in 2019 consisting of a $5,714,105 decrease in the net sales of Stendra® and a $1,135,090 decrease in Medical Device Sales. The decrease in net sales in Stendra® was substantially due to lower wholesaler demand and reduced inventory held by wholesalers in response to the potential implications of COVID-19. The decrease in net sales for our Medical Devices segment was attributable to the discontinuation of co-promotion activities and lower sales of certain products. Further, the reduction in net sales that are attributable to COVID-19 primarily relate to reduced physician office visits and reduced discretionary spending on medical devices.

Cost of Sales

Cost of sales for the nine months ended September 30, 2020 were $2,305,169, composed of $1,527,169 of cost of sales for our Prescription Medicines segment and $778,000 for our Medical Devices segment.

Cost of sales for the nine months ended September 30, 2019 were $4,710,652, composed of $3,620,445 of cost of sales for our Prescription Medicines segment and $1,090,207 for our Medical Devices segment.

Cost of sales for the Prescription Medicine segment for the nine months ended September 30, 2020 consisted of 47% third-party product cost of sales, 29% inventory obsolescence reserves, 13% royalty expenses, and 11% third-party logistics provider order fulfillment and shipping costs.

Cost of sales for the Medical Device segment for the nine months ended September 30, 2020 consisted of 73% raw materials, 23% production labor and 4% other cost of sales.

Cost of sales decreased by $2,405,483 or 51% during the nine months ended September 30, 2020 compared to the same period 2019. For the nine months ended September 30, 2020 and 2019, cost of sales as a percentage of net sales was 35%. The decrease in cost of sales was a result of less write-offs for inventory obsolescence, decreased sales order fulfillment costs (on a per unit basis), and decreased shipping expenses by the Company’s third-party logistics provider during the nine months ended September 30, 2020.

Gross Profit

Gross profit for the nine months ended September 30, 2020 was $4,325,011 or 65%, composed of $2,601,525 of gross profit from Prescription Medicines and $1,723,486 from Medical Devices. Gross profit for the nine months ended September 30, 2019 was $8,768,723 or 65%, composed of $6,222,354 of gross profit from Prescription Medicines and $2,546,369 from Medical Devices. The decrease in gross profit was driven by the factors noted above.

Operating Expenses

Selling, general and administrative

Selling, general and administrative expenses for the nine months ended September 30, 2020 were $11,997,185, composed of $6,658,231 of selling, general and administrative expenses of our Prescription Medicines segment, $1,780,530 of selling, general and administrative expenses of our Medical Devices segment and $3,558,424 of general corporate expenses.

Selling, general and administrative expenses for the nine months ended September 30, 2019 were $15,695,176, composed of $10,024,806 of selling, general and administrative expenses of our Prescription Medicines segment, $2,438,157 of selling, general and administrative expenses of our Medical Devices segment and $3,232,213 of general corporate expenses.

Selling, general and administrative expenses for both segments include selling, marketing and regulatory expenses. Unallocated general corporate expenses include costs that were not specific to a particular segment but are general to the group, including expenses incurred for administrative and accounting staff, general liability and other insurance, professional fees and other similar corporate expenses.

Selling, general and administrative expenses decreased by $3,697,991 or 24% during the nine months ended September 30, 2020 compared to the same period of 2019. Decreased selling, general and administrative expenses were primarily driven by lower payroll expenses and direct marketing expenses as management sought to reduce expenses due to COVID-19, partially offset by increased accounting and legal fees associated with the Company’s Merger with Neurotrope Inc.

Research and development

Research and development expenses for the nine months ended September 30, 2020 were $307,796, in our Prescription Medicines segment.

Research and development expenses for the nine months ended September 30, 2020 for Prescription Medicines segment are composed of $100,000 for upfront licensing fees, an extension payment of $100,000, $65,055 for consulting fees, and $42,741 for legal fees related to the H100™ license acquired in June 2020.

There were no research and development expenses for the nine months ended September 30, 2019.

Depreciation and amortization

Depreciation and amortization expenses for the nine months ended September 30, 2020 were $4,984,084, composed of $4,060,772 of depreciation and amortization expenses of our Prescription Medicines segment and $923,312 of depreciation and amortization expenses of our Medical Devices segment.

Depreciation and amortization expenses for the nine months ended September 30, 2019 were $3,907,679, composed of $3,052,509 of depreciation and amortization expenses of our Prescription Medicines segment and $855,170 of depreciation and amortization expenses of our Medical Devices segment.

Prescription Medicines depreciation and amortization consists primarily of the amortization of the intangible assets related to Stendra® over its estimated useful life of 10 years. Medical Devices depreciation and amortization primarily consists of the amortization of the intangible assets related to Timm Medical and PTV over their estimated useful life of 12 years. The increase in amortization expense was primarily driven by the accelerated method of amortization related to the Stendra® product.

Interest expense, senior debt

Interest expense, senior debt for the nine months ended September 30, 2020 was $1,085,347, consisting of interest payments on our senior debt, with a weighted average balance of $10,204,922. Interest expense, senior debt for the nine months ended September 30, 2019 was $1,912,189, consisting of interest payments on our senior debt, with a weighted average balance of $16,250,885. The decrease of $826,842 or 43% was due to the pay down of $6.2 million of senior debt and decreased weighted average interest rate subsequent to September 30, 2019.

Interest expense, subordinated related party term loans

Interest expense, subordinated related party term loans for the nine months ended September 30, 2020 was $1,148,447, consisted of Paid-in-Kind (“PIK”) interest. As described under “Liquidity and Capital Resources — Debt — Subordinated Related Party Term Loans” below, the subordinated related party term loans were extinguished in an exchange transaction on September 16, 2019. During the nine months ended September 30, 2020, the Company borrowed $14,000,000 from a related party. Accordingly, as of September 30, 2020, the outstanding principal balance for the subordinated related party term loans was $14,000,000. Interest expense, subordinated related party term loans for the nine months ended September 30, 2019 was $11,416,697, consisting of PIK interest of $6,747,313 and amortization of debt discount of $4,669,384. The reduction of interest expense was a result of the exchange transaction on September 16, 2019.

Income tax benefit

Income tax benefit for the nine months ended September 30, 2020 was $49,895 compared to $78,704 for the nine months ended September 30, 2019. The income tax benefit is primarily attributed to the operations of the Medical Device segment.

Liquidity and Capital Resources

General

Cash totaled $669,075 at September 30, 2020, compared to $2,145,812 at December 31, 2019.

We have experienced net losses and negative cash flows from operations since our inception. As of September 30, 2020, we had cash of $669,075, negative working capital of approximately $46.3 million, sustained cumulative losses attributable to common stockholders of $56.3 million, and the Company was in violation of certain debt covenants on its Senior Debt. These conditions raise substantial doubt about our ability to continue as a going concern. We are exploring additional ways to raise capital. While we are optimistic that we will be successful in our efforts to raise additional capital, there can be no assurances that we will be successful in doing so. The financial statements do not contain any additional adjustments that might result from the resolution of any of the above uncertainties. We plan to continue raising additional funds to meet our operational goals until profitable.

To date, our principal sources of capital used to fund our operations have been the net proceeds we received from private sales of equity securities and proceeds received from the issuance of convertible debt, as described below.

We rely on McKesson Corporation (“McKesson”) to distribute our products to our customers. On March 27, 2020, Metuchen received notice of termination from McKesson. Such notice was withdrawn on April 3, 2020, following Metuchen’s payment of $1,915,144. As of September 30, 2020, we had $4,548,842 in Gross Accounts Receivable due from McKesson, partially offset by $660,256 in accrued chargebacks, cash discounts and distribution service fees. We also owed McKesson $16,478 in accrued returns expenses. Net amounts McKesson owed to Metuchen was $3,872,108 as of September 30, 2020.

Our principal expenditures include payment for inventory of Stendra® from our key supplier, Vivus, including purchases of inventory accrued in current periods, but for which payment is due in future periods. We have significant unpaid balances owed to Vivus and are currently in discussions with Vivus with respect to amounts owed. We had an aggregate accrued unpaid balance owed to Vivus of $15,575,877 as of September 30, 2020. While Metuchen is in discussions with Vivus to convert a portion of the amounts owed into a subordinated note, there can be no assurance that we will be successful in these discussions.

In March 2020, Metuchen acquired the exclusive license to H100™ from Hybrid. H100™ is a topical candidate with at least one active ingredient and potentially a combination of ingredients responsible for the improvement of penile curvature during the acute phase of Peyronie’s disease. We paid an initial license fee of $100,000 and an extension payment of $100,000, with an additional $900,000 payment due upon obtainment of orphan indication for H100™ and termination of Hybrid’s existing agreement with a compounding pharmacy, and additional annual payments of $125,000, $150,000 and $200,000 due on each of the first, second and third anniversaries of the license agreement and $250,000 annual payments due thereafter. Metuchen is also required to make a $1,000,000 payment upon first commercial sale and a sliding scale of percentage payments on net sales in the low single digits. Annual anniversary payments will not be required after commercialization. Metuchen is also obligated to make royalty payments between 3-6% of any net sales. Metuchen also expects to incur approximately $14 million of research and development expenses relating to H100™ over the estimated four to six-year period of clinical development prior to FDA approval, including approximately $10 million for clinical trials and $4 million of other expenses.

On September 24, 2020, the Company and Hybrid amended the license agreement for H100™ to extend the term of the license agreement for an additional six months to March 24, 2021. In consideration for the amendment, the Company paid Hybrid $50,000 in October 2020 and the Company will pay Hybrid an additional $100,000 in December 2020.

As described under “Merger Transaction” above, the Company entered into the Merger Agreement on May 17, 2020. In consideration of the Merger, Neurotrope will retain $20 million in cash which will be included in the assets of the combined entity, Petros.

We expect to continue to incur substantial expenditures in the foreseeable future at rates consistent with expenditures incurred during fiscal year 2019 and the first three quarters of 2020. We will require additional financing to further develop and market our products, fund operations, and otherwise implement our business strategy at amounts relatively consistent with the expenditure levels disclosed above. We are exploring additional ways to raise capital, including the Merger Transaction previously discussed, but we cannot assure you that we will be able to raise capital. Our failure to raise capital as and when needed would have a material adverse impact on our financial condition, our ability to meet our obligations, and our ability to pursue our business strategies. We will seek funds through additional equity or debt financings, collaborative or other arrangements with corporate sources, or through other sources of financing.

We are focused on expanding our service offering through internal development, collaborations, and through strategic acquisitions. We are continually evaluating potential asset acquisitions and business combinations. To finance such acquisitions, we might raise additional equity capital, incur additional debt, or both.

Debt

Senior Debt

On September 30, 2016, the Company entered into a loan agreement (the “Loan Agreement”) with Hercules Capital, Inc. (“Hercules”), for a $35 million term loan with a stated interest rate of the greater of either (i) Prime (as defined in the Loan Agreement) plus 7.25% or (ii) 10.75%. The Loan Agreement includes an additional PIK interest that increases the outstanding principal on a monthly basis at an annual rate of 1.35% and a $787,500 end of term charge. We refer to the credit facility with Hercules as Senior Debt.

On November 22, 2017, the Company entered into Amendment Number 1 to the Loan Agreement (the “First Amendment”). A covenant was added, in which the Company must achieve a certain minimum EBITDA, as defined in the First Amendment, target for the trailing twelve-month period, ending June 30, 2018. The end of term charge was increased from $787,500 to $1,068,750. The minimum EBITDA for each of the trailing six months and the fixed charge coverage ratio were reduced from 1:1 to 0.9:1. The Company was also required to prepay $10,000,000 in principal.

Monthly principal payments, including interest, commenced November 1, 2018 with the outstanding balance under the Loan Agreement, as amended, due in full on November 1, 2020. The end of term charge is being recognized as interest expense and accreted over the term of the Loan Agreement, as amended, using the effective interest method.

On August 13, 2019, the Company entered into a forbearance agreement with Hercules under which Hercules agreed to forbear exercising any remedies under the loan for events of default through the earlier of September 30, 2019 or the occurrence of an event of default under the Loan Agreement, as amended.

Effective April 13, 2020, the Company and Hercules amended the Loan Agreement, as previously amended, to extend the maturity date thereof to April 1, 2021, subject to further extension to December 1, 2021 if the Company raises at least $20 million through an equity or debt financing or other transaction. The amendment is subject to the Company’s receipt of at least $2 million of equity or debt financing prior to the effectiveness of the amendment. The amendment will remove the minimum EBITDA and fixed charge coverage ratio covenants and replace them with a covenant to raise at least $3 million of equity or debt financing by April 30, 2020 and minimum cash covenants, the required levels of which are dependent upon the Company’s achievement of certain revenue, EBITDA and capital raising milestones. Each of the $2 million minimum financing requirement prior to closing of the amendment and the $3 million financing requirement prior to April 30, 2020 were satisfied through the issuance of the $3 million April 2020 Second Subordinated Promissory Note described in “— Subordinated Related Party Term Loans” below. All previously accrued PIK interest will be added to accrued principal. No further PIK interest will accrue. The cash interest would accrue at a rate of the greater of (i) the prime rate reported in the Wall Street Journal plus 11.50% minus 4.25% and (ii) 11.50%. The interest rate was 11.50% at September 30, 2020. The end of term charge of $1,068,750 will be partially extended with $534,375 due on October 1, 2020 and $534,375 due on February 1, 2021. The Company incurred a $50,000 amendment fee upon closing of the amendment.

As of June 30, 2020, the Company was in violation of certain debt covenants and is required to maintain a certain cash requirement in a separate account for the benefit of Hercules. On September 24, 2020 the Company entered into a waiver with Hercules under which Hercules agreed to waive the existing event of default through the earlier of October 31, 2020 or the occurrence of an event of default as defined in the loan agreement.

Effective September 30, 2020, the Company and Hercules entered into the Third Amendment to Loan and Security Agreement (“Third Amendment”) to provide for interest only payments commencing on October 1, 2020 and continuing through December 22, 2020 unless the Company raises net cash proceeds of at least $25 million through an equity or debt financing or other transaction on or before December 21, 2020. The Third Amendment also amended the minimum cash, minimum net revenue and minimum EBITDA financial covenants. On that same date, Juggernaut Capital Partners III, L.P., an affiliate of the JCP Investor, Hercules and Wells Fargo Bank, N.A. entered into the Escrow Agreement to escrow certain funds in an aggregate amount equal to the deferral of certain principal payments noted in the Third Amendment. As of September 30, 2020, the Company was in violation of certain debt covenants and is required to maintain a certain cash requirement in a separate account for the benefit of Hercules.

Subordinated Related Party Term Loans

On September 30, 2016, the Company executed a Subordination Agreement relating to subordinated debt (“Sub Debt”) with several related parties, including the JCP Investor (herein referred to collectively as “the Related Holders”). On November 22, 2017, the Company and the Related Holders entered into an Amended and Restated Subordination Agreement (the “Amended Agreement”). Under the terms of the Amended Agreement, the principal balance was increased to $30,579,496. The cash interest rate of the amended sub debt is 12%. Additional PIK interest is 8% payable on the maturity date.

On December 10, 2018, as part of the acquisition accounting for the JCP Acquisition, the outstanding Sub Debt was determined to have a fair value that was less than its carrying value. The fair value of the subordinated related party term loans was $22,250,746 at December 10, 2018. A debt discount of $15,506,463 was recognized and is being amortized to interest expense over the term of the debt using the effective interest method.

On December 10, 2018, the Company signed a subordinated promissory note for an additional $4,750,000 of Sub Debt from JCP. The proceeds were used for the acquisition of the Medical Device Business. The principal, along with PIK interest at an annual rate of 25%, is due on April 2, 2021.

On September 16, 2019, Metuchen entered into an Exchange Agreement (“Exchange Agreement”) with JCP III SM AIV, L.P. and L. Mazur Associates, JV to exchange Preferred and Common Units for the Company’s subordinated related party term loans. Upon consummation of the exchange, the Preferred and Common Units issued were for the full satisfaction of the subordinated related party term loan.

Instrument	Amount
Common Units, at fair value (2,434,551.28 Units)	$29,117,232
Preferred Units, at fair value (1,373,820.51 Units)	17,500,000
Total fair value of Preferred and Common Units exchanged	46,617,232

Sub Debt principal balance	33,250,000
Add: PIK Interest	16,544,318
Less: Debt Discount	10,486,536
Total carrying value of Sub Debt exchanged	39,307,782

Excess of fair value of Preferred and Common Units exchanged over the carrying value of Sub Debt	$(7,309,450)

On January 31, 2020, the Company entered into a Subordinated Promissory Note with JCP in the principal amount of $3.0 million (“First Subordinated Promissory Note”). The maturity date of the First Subordinated Promissory Note is April 2, 2021 and has PIK interest that increases the outstanding principal on a daily basis at an annual rate of 20%. As of September 30, 2020, the principal balance of this subordinated related party term loan together with the accrued PIK interest was $3.4 million.

On April 1, 2020, the Company entered into a Subordinated Promissory Note with JCP in the principal amount of $3.0 million (“Second Subordinated Promissory Note”). The maturity date of the Second Subordinated Promissory Note is April 2, 2021 and has PIK interest that increases the outstanding principal on a daily basis at an annual rate of 20%. As of September 30, 2020, the principal balance of this subordinated related party term loan together with the accrued PIK interest was $3.3 million.

On April 22, 2020, the Company entered into a Subordinated Promissory Note with JCP in the principal amount of $4.0 million (“Third Subordinated Promissory Note”). The maturity date of the Third Subordinated Promissory Note is April 2, 2021 and has PIK interest that increases the outstanding principal on a daily basis at an annual rate of 20%. As of September 30, 2020, the principal balance of this subordinated related party term loan together with the accrued PIK interest was $4.3 million.

On July 31, 2020, the Company entered into a Subordinated Promissory Note with JCP in the principal amount of $2.5 million (“Fourth Subordinated Promissory Note”). The maturity date of the Fourth Subordinated Promissory Note is April 2, 2021 and has PIK interest that increases the outstanding principal on a daily basis at an annual rate of 20%. As of September 30, 2020, the principal balance of this subordinated related party term loan together with the accrued PIK interest was $2.6 million.

On August 31, 2020, the Company entered into a Subordinated Promissory Note with JCP in the principal amount of $1.5 million (“Fifth Subordinated Promissory Note”). The maturity date of the Fifth Subordinated Promissory Note is April 2, 2021 and has PIK interest that increases the outstanding principal on a daily basis at an annual rate of 20%. As of September 30, 2020, the principal balance of this subordinated related party term loan together with the accrued PIK interest was $1.5 million.

On October 1, 2020, the Company entered into a Subordinated Promissory Note with JCP in the principal amount of $1.5 million (“Sixth Subordinated Promissory Note”). The maturity date of the Sixth Subordinated Promissory Note is April 2, 2021 and has PIK interest that increases the outstanding principal on a daily basis at an annual rate of 20%.

In connection with the entry into the Merger Agreement on May 17, 2020, Juggernaut Capital Partners LLP (the “Investor”), Neurotrope and Metuchen entered into a Note Conversion and Loan Repayment Agreement pursuant to which, the Investor agreed to convert all of the above outstanding subordinated promissory notes and accrued PIK interest of Metuchen held by Juggernaut Capital Partners LLP or its affiliates into shares of Petros common stock in connection with the consummation of the Mergers at the Closing.

Private Placement

On September 16, 2019, Metuchen consummated a Private Placement (“Private Placement”) with V4 Capital Partners, LLC (“Lead Investor”) and other accredited investors (collectively, the “Investors”). In connection with the Private Placement, the Company agreed to issue and sell up to $3.5 million of the Company’s preferred units. Each preferred unit had an offering price of $12.7382 per unit. The Company issued 245,933 preferred units related to the Private Placement and received aggregate net proceeds from the Private Placement was $2.7 million.

The preferred units contain a 5% non-cumulative quarterly dividend, include one vote per unit on all matters to be voted upon by common unit holders and require a mandatory conversion upon the closing of a qualified public offering, with the conversion price being subject to adjustment if the price per share in the qualified public offering is less than $15.92275 per preferred unit. Subject to adjustment, each preferred unit can be converted into one common unit.

In connection with the Private Placement, the Lead Investor received warrants (“Lead Investor Warrants”) to purchase an aggregate of 615,838.50 shares of the Company’s preferred units. The Lead Investor Warrants expire on September 16, 2020 and have an exercise price of $0.01 per preferred unit. The Lead Investor Warrants are only exercisable upon a qualified public offering being consummated within one year of the date of the Private Placement. The fair value of the Lead Investor Warrants was estimated to be $2.1 million. To record the issuance of the Lead Investor Warrants, the Company allocated the proceeds of $250,000 received from the Lead Investor for the Preferred Units between the Lead Investor Warrants and the beneficial conversion feature for the embedded conversion option. Of the proceeds received, the relative fair value allocated to the Lead Investor Warrants was $223,500 and was included in additional paid-in capital.

Also, in connection with the Private Placement, the placement agent received warrants (“Placement Agent Warrants”) to purchase an aggregate of 21,139.10 shares of the Company’s preferred units. The Placement Agent Warrants expire on September 16, 2024 and have an exercise price of $12.7382 per preferred unit. The fair value of the Placement Agent Warrants was estimated to be $135,800 and was included in additional paid-in capital. The Placement Agent Warrants did not meet the criteria for liability classification and will be classified within equity as they are indexed to the Company’s stock.

Cash Flows

The following table summarizes our cash flows for the nine months ended September 30, 2020 and 2019:

	For the nine months ended September 30,
	2020	2019
Net cash (used in) provided by operating activities	$(10,782,430)	$2,547,117
Net cash used in investing activities	(4,633)	(35,770)
Net cash provided by (used in) financing activities	9,310,326	(1,536,776)
Net (decrease) increase in cash	$(1,476,737)	$974,571

Cash Flows from Operating Activities

Net cash used in operating activities for the nine months ended September 30, 2020 was $10,782,430, which primarily reflected our net loss of $15,147,953, partially offset by cash adjustments to reconcile net loss to net cash used in operating activities of $6,637,657 consisting primarily of depreciation and amortization and non-cash paid-in-kind interest, and changes in operating assets and liabilities of $2,272,134.

Net cash provided by operating activities for the nine months ended September 30, 2019 was $2,547,117, which primarily reflected our net loss of $24,084,314, more than offset by adjustments to reconcile net loss to net cash provided by operating activities of $16,629,778 consisting primarily of depreciation and amortization, non-cash paid-in-kind interest and amortization of deferred financing costs and debt discount, and changes in operating assets and liabilities of $10,001,653.

Cash Flows from Investing Activities

Net cash used in investing activities was $4,633 and $35,770 for the nine months ended September 30, 2020 and 2019, respectively, related to the acquisition of fixed assets.

Cash Flows from Financing Activities

Net cash provided by financing activities was $9,310,326 for the nine months ended September 30, 2020, consisting of proceeds from issuance of subordinated related party term loans of $14,000,000, partially offset by payments on the senior debt of $4,639,674 and debt issuance costs of $50,000.

Net cash used in financing activities was $1,536,776 for the nine months ended September 30, 2019, consisting of payments on the senior debt of $4,440,781, partially offset by proceeds received from the private placement offering of $2,904,005.

Off-Balance Sheet Commitments and Arrangements

We have not entered into any off-balance sheet financial guarantees or other off-balance sheet commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts that are indexed to our shares and classified as stockholder’s equity or that are not reflected in our financial statements included as Exhibit 99.1 to this Form 8-K. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or product development services with us.

Quantitative and Qualitative Disclosures about Market Risk

We are exposed to market risks related to interest rates.

Interest Rate Risk

Our Loan Agreement, as amended, bears interest on outstanding borrowings thereunder at variable interest rates equal to the greater of either (a) 11.50% or (b) 11.50% plus the US WSJ Prime minus 4.25%. The rate in effect at September 30, 2020 was 11.50% per annum. At September 30, 2020, we had an aggregate principal balance of $8,195,329 thereunder. Increases in market interest rates would cause interest expense to increase and earnings before income taxes to decrease.

The change in interest expense and earnings before income taxes resulting from a change in market interest rates would be dependent upon the weighted average outstanding borrowings during the reporting period following an increase in market interest rates. An increase in applicable interest rates of 1% for the nine months ended September 30, 2020 would result in an increase in interest expense of $81,953.

Foreign Currency Risk

All of our sales are in U.S. Dollars and we do not have foreign currency risk.

Contingencies

Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company’s management, in consultation with its legal counsel as appropriate, assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company, in consultation with legal counsel, evaluates the perceived merits of any legal proceedings or unasserted claims, as well as the perceived merits of the amount of relief sought or expected to be sought therein. If the assessment of a contingency indicates it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates a potentially material loss contingency is not probable, but is reasonably possible, or is probable, but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss, if determinable and material, would be disclosed. Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed.

Reconciliation of Non-GAAP Financial Measures

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP financial measure commonly used in Metuchen’s industry and should not be construed as an alternative to net income as an indicator of operating performance (as determined in accordance with GAAP). Metuchen’s presentation of Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. Metuchen has presented Adjusted EBITDA because it believes this measure provides management and investors with additional information to measure its performance, estimate its value and evaluate its ability to service debt.

Adjusted EBITDA is adjusted to exclude certain items that affect comparability. The adjustments are itemized in the tables below. You are encouraged to evaluate these adjustments and the reason Metuchen considers them appropriate for supplemental analysis. In evaluating adjustments, you should be aware that in the future Metuchen may incur expenses that are the same as or similar to some of the adjustments set forth below. The presentation of these adjustments should not be construed as an inference that future results will be unaffected by unusual or recurring items.

Metuchen defines Adjusted EBITDA as net income (loss) adjusted to exclude (i) interest expense, net, (ii) depreciation and amortization and (iii) income taxes, as further adjusted to eliminate the impact of certain items that the Company does not consider indicative of its ongoing operating performance. Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of Metuchen’s results as reported under GAAP. For example, Adjusted EBITDA:

•	does not reflect Metuchen’s capital expenditures, future requirements for capital expenditures or contractual commitments;

•	does not reflect changes in, or cash requirements for, Metuchen’s working capital needs;

•	does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on Metuchen’s debt; and

•	does not reflect payments related to income taxes.

	For the three months ended September 30,		For the nine months ended September 30,
	2020	2019	2020	2019
Net loss	$(3,300,363)	$(9,140,902)	$(15,147,953)	$(24,084,314)
Interest expense, senior debt	300,355	577,218	1,085,347	1,912,189
Interest expense, related party term loans	669,730	3,564,537	1,148,447	11,416,697
Income tax expense (benefit)	(6,143)	13,044	(49,895)	(78,704)
Depreciation and amortization expense	1,661,362	1,302,559	4,984,084	3,907,679
EBITDA	$(675,059)	$(3,683,544)	$(7,979,970)	$(6,926,453)
Inventory reserve	332,351	1,170,075	447,761	1,068,914
Adjusted EBITDA	$(342,708)	$(2,513,469)	$(7,532,209)	$(5,857,539)

Gross Sales

Gross sales is a non-GAAP financial measure commonly used in Metuchen’s industry and should not be construed as an alternative to net sales as an indicator of operating performance (as determined in accordance with GAAP). Metuchen’s presentation of gross sales may not be comparable to similarly titled measures reported by other companies. Metuchen has presented gross sales because it believes this measure provides management and investors with additional information to measure its performance, estimate its value and evaluate its ability to service debt.

Gross sales is adjusted to exclude certain items that affect comparability. The adjustments are itemized in the tables below. You are encouraged to evaluate these adjustments and the reason Metuchen considers them appropriate for supplemental analysis. In evaluating adjustments, you should be aware that in the future Metuchen may incur expenses that are the same as or similar to some of the adjustments set forth below. The presentation of these adjustments should not be construed as an inference that future results will be unaffected by unusual or recurring items.

Metuchen defines gross sales as the amount of its aggregate sales billed to customers at standard prices before the application of certain adjustments that reduce the net amount received from customers, including product returns, certain rebates and coupon redemptions, discounts and fees. Gross sales has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of Metuchen’s results as reported under GAAP.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net Sales	$3,464,695	$4,367,698	$6,630,180	$13,479,375
Product Returns	(118,298)	2,198,174	53,448	6,771,899
Medicaid/Medicare Rebates	-	-	-	900
Contract Rebates	849,779	1,134,197	2,746,205	3,401,266
Chargebacks	146,117	67,262	1,167,142	101,222
Cash Discounts	73,398	105,752	200,600	378,290
Distribution Service Fees	425,349	841,305	1,319,370	2,522,376
Coupon Redemptions	582,346	560,436	1,802,705	1,489,949
Gross Sales	$5,423,386	$9,274,824	$13,919,650	$28,145,277

Metuchen Pharmaceuticals, LLC and Subsidiaries

Condensed Consolidated Financial Statements

Table of Contents

Unaudited Condensed Consolidated Financial Statements:

Condensed Consolidated Balance Sheets as of September 30, 2020 (unaudited) and December 31, 2019	F-2

Condensed Consolidated Statements of Operations for the three months and nine months ended September 30, 2020 and 2019 (unaudited)	F-3

Condensed Consolidated Statements of Changes in Members’ Capital (Deficit) for the three months and nine months ended September 30, 2020 and 2019 (unaudited)	F-4

Condensed Consolidated Statements of Cash Flows for the three months and nine months ended September 30, 2020 and 2019 (unaudited)	F-5

Notes to Condensed Consolidated Financial Statements	F-6- F-26

Metuchen Pharmaceuticals, LLC and Subsidiaries

Condensed Consolidated Balance Sheets

	September 30,	December 31,
	2020	2019
	(unaudited)
Assets
Current assets:
Cash	$669,075	$2,145,812
Accounts receivable, net	4,153,817	2,605,130
Inventories	1,567,404	2,204,428
Deposits with related party	-	2,325
Prepaid expenses and other current assets	4,063,897	5,129,820
Total current assets	10,454,193	12,087,515
Fixed assets, net	66,805	69,837
Intangible assets, net	33,834,719	38,811,137
Other assets	7,171,372	7,397,804
Total assets	$51,527,089	$58,366,293

Liabilities and Members' Capital (Deficit)
Current liabilities:
Current portion of senior debt, net	$9,238,941	$6,681,936
Current portion of related party debt	15,148,447	-
Accounts payable	8,302,447	3,776,443
Accrued expenses	14,423,014	20,887,262
Accrued inventory purchases	9,055,594	9,305,594
Other current liabilities	620,885	453,092
Total current liabilities	56,789,328	41,104,327

Long-term portion of senior debt	-	7,061,034
Deferred tax liability	1,235,348	1,432,167
Other long-term liabilities	631,147	749,546
Total liabilities	58,655,823	50,347,074

Member's Capital (Deficit):
Preferred units (1,619,754 units issued and outstanding as of September 30, 2020 and December 31, 2019)	20,018,205	20,018,205
Common units (3,434,551 units issued and outstanding as of September 30, 2020 and December 31, 2019)	29,117,233	29,117,233
Accumulated deficit	(56,264,172)	(41,116,219)
Total members' capital (deficit)	(7,128,734)	8,019,219

Total liabilities and member's capital (deficit)	$51,527,089	$58,366,293

See accompanying notes to the consolidated financial statements.

F-2

Metuchen Pharmaceuticals, LLC and Subsidiaries

Condensed Consolidated Statements of Operations (unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2020	2019	2020	2019
Net sales	$3,464,695	$4,367,698	$6,630,180	$13,479,375
Cost of goods sold	981,903	2,417,559	2,305,169	4,710,652
Gross profit	2,482,792	1,950,139	4,325,011	8,768,723

Operating expenses:
Selling, general and administrative	3,121,023	5,633,683	11,997,185	15,695,176
Research and development expense	36,828	-	307,796	-
Depreciation and amortization expense	1,661,362	1,302,559	4,984,084	3,907,679
Total operating expenses	4,819,213	6,936,242	17,289,065	19,602,855

Loss from operations	(2,336,421)	(4,986,103)	(12,964,054)	(10,834,132)

Interest expense, senior debt	(300,355)	(577,218)	(1,085,347)	(1,912,189)
Interest expense, subordinated related party term loans	(669,730)	(3,564,537)	(1,148,447)	(11,416,697)
Loss before income taxes	(3,306,506)	(9,127,858)	(15,197,848)	(24,163,018)

Income tax expense (benefit)	(6,143)	13,044	(49,895)	(78,704)

Net loss	$(3,300,363)	$(9,140,902)	$(15,147,953)	$(24,084,314)

Net loss per common unit
Basic and Diluted	$(0.96)	$(6.67)	$(4.41)	$(21.41)

Weighted average common units outstanding
Basic and Diluted	3,434,551	1,370,475	3,434,551	1,124,849

See accompanying notes to the consolidated financial statements.

F-3

Metuchen Pharmaceuticals, LLC and Subsidiaries

Condensed Consolidated Statements of Changes in Members’ Capital
(Deficit) (unaudited)

For the three and nine months ended September 30, 2020 and 2019

	Class A Units Shares	Units Amount	Preferred Units Shares	Units Amount	Common Units Shares	Units Amount	Paid-in Capital	Accumulated Deficit	Total
Balance, June 30, 2020	-	$-	1,619,754	$20,018,205	3,434,551	$29,117,233	$-	$(52,963,809)	$(3,828,371)
Net loss	-	-	-	-	-	-	-	(3,300,363)	(3,300,363)
Balance, September 30, 2020	-	$-	1,619,754	$20,018,205	3,434,551	$29,117,233	$-	$(56,264,172)	$(7,128,734)

Balance, June 30, 2019	100	$1	-	$-	-	$-	$-	$(16,624,681)	$(16,624,680)
Exchange of Class A Units for Common Units	(100)	(1)	-	-	1,000,000	1	-	-	-
Net proceeds from private placement offering	-	-	245,933	2,904,005	-	-	-	-	2,904,005
Issuance of lead investor warrants	-	-	-	(250,000)	-	-	250,000	-	-
Issuance of placement agent warrants	-	-	-	(135,800)	-	-	135,800	-	-
Conversion of related party debt into preferred and common units	-	-	1,373,821	17,500,000	2,434,551	29,117,232	(385,800)	(6,923,650)	39,307,782
Net loss	-	-	-	-	-	-	-	(9,140,902)	(9,140,902)
Balance, September 30, 2019	-	$-	1,619,754	$20,018,205	3,434,551	$29,117,233	$-	$(32,689,233)	$16,446,205

Balance, December 31, 2019	-	$-	1,619,754	$20,018,205	3,434,551	$29,117,233	$-	$(41,116,219)	$8,019,219
Net loss	-	-	-	-	-	-	-	(15,147,953)	(15,147,953)
Balance, September 30, 2020	-	$-	1,619,754	$20,018,205	3,434,551	$29,117,233	$-	$(56,264,172)	$(7,128,734)

Balance, December 31, 2018	100	$1	-	$-	-	$-	$-	$(1,681,269)	$(1,681,268)
Exchange of Class A Units for Common Units	(100)	(1)	-	-	1,000,000	1	-	-	-
Net proceeds from private placement offering	-	-	245,933	2,904,005	-	-	-	-	2,904,005
Issuance of lead investor warrants	-	-	-	(250,000)	-	-	250,000	-	-
Issuance of placement agent warrants	-	-	-	(135,800)	-	-	135,800	-	-
Conversion of related party debt into preferred and common units	-	-	1,373,821	17,500,000	2,434,551	29,117,232	(385,800)	(6,923,650)	39,307,782
Net loss	-	-	-	-	-	-	-	(24,084,314)	(24,084,314)
Balance, September 30, 2019	-	$-	1,619,754	$20,018,205	3,434,551	$29,117,233	$-	$(32,689,233)	$16,446,205

See accompanying notes to the consolidated financial statements.

Metuchen Pharmaceuticals, LLC and Subsidiaries

Condensed Consolidated Statements of Cash Flows (unaudited)

	For the Nine Months Ended September 30,
	2020	2019
Cash flows from operating activities:
Net loss	$(15,147,953)	$(24,084,314)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	4,984,084	3,907,679
Inventory and sample inventory reserve	447,761	1,068,914
Non-cash paid-in-kind interest	1,192,896	6,913,394
Amortization of deferred financing costs and debt discount	25,000	4,669,384
Accretion for end of term fee	116,196	184,930
Deferred tax benefit	(196,818)	(124,704)
Lease expense	68,538	10,181
Changes in operating assets and liabilities:
Accounts receivable	(1,548,687)	(2,010,644)
Inventories	565,486	2,063,971
Deposits	2,326	1,407,082
Prepaid expenses and other current assets	847,593	(54,180)
Accounts payable	4,526,000	2,208,190
Accrued expenses	(6,464,247)	6,303,721
Due to related parties	-	(25,363)
Accrued inventory purchases	(250,000)	-
Other current liabilities	167,794	45,724
Long-term liabilities	(118,399)	63,152
Net cash (used in) provided by operating activities	(10,782,430)	2,547,117

Cash flows from investing activities:
Acquisition of fixed assets	(4,633)	(35,770)
Net cash used in investing activities	(4,633)	(35,770)

Cash flows from financing activities:
Payment of senior debt	(4,639,674)	(4,440,781)
Proceeds from issuance of subordinated related party term loans	14,000,000	-
Debt issuance costs	(50,000)	-
Net proceeds from private placement offering	-	2,904,005
Net cash provided by (used in) financing activities	9,310,326	(1,536,776)

Net (decrease) increase in cash	(1,476,737)	974,571
Cash, beginning of period	2,145,812	2,794,125
Cash, end of period	$669,075	$3,768,696

Supplemental cash flow information:
Cash paid for interest during the period	$953,171	$1,614,837

Noncash Items:
Issuance of lead investor warrants	$-	$250,000
Issuance of placement agent warrants	$-	$135,000
Increase in preferred and common units from conversion of related party term loans	$-	$(46,617,232)
Decrease in related party term loans from conversion into preferred and common units	$-	$39,307,782
Accrued Merger Transaction costs	$521,395	$-

See accompanying notes to the consolidated financial statements.

Metuchen Pharmaceuticals, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements (unaudited)

1)	Nature of Operations, Basis of Presentation, and Going Concern

Nature of Operations and Basis of Presentation

Metuchen Pharmaceuticals, LLC (“Metuchen”) was formed as a limited liability company pursuant to a certificate of formation filed with the Secretary of State of Delaware on July 22, 2016. Metuchen was organized for the purpose of (i) acquiring the United States (“U.S.”), Canadian, South American, and Indian marketing authorization rights to Stendra®, PDE5 inhibitor pharmaceutical product indicated for the treatment of male erectile dysfunction, (ii) owning the purchased assets, (iii) entering into a manufacturing and supply agreement, (iv) entering into a distribution agreement, and (v) engaging in any other lawful act or activity that is ancillary or incidental to the foregoing.

Prior to December 10, 2018, Metuchen Therapeutics, LLC (“MT”) and JCP II CI AIV, L.P. (“JCP”) owned membership interests in the Company of 55% and 45%, respectively. Within MT, the Krivulka Family LLC (“Krivulka”) owned 68% of the outstanding equity interests, which corresponded to a 37% ownership interest in the Company (i.e. 68% of the 55% interest).

On December 10, 2018, JCP acquired all of Krivulka’s ownership interests in MT, which, when combined with its previous 45% equity interest in the Company, resulted in JCP owning an 82% controlling interest in the Company (i.e. its prior 45% equity interest plus the acquired 37% equity interest from Krivulka). This transaction was accounted for as a business combination and the purchase accounting has been pushed down to the consolidated financial statements of the Company in accordance with the guidance for business combinations found in Accounting Standards Codification (“ASC”) 805.

Metuchen International, LLC (“Metuchen International”) was formed as a limited liability company pursuant to a certificate of formation filed with the Secretary of State of Delaware on July 22, 2016. Metuchen International is a wholly owned subsidiary of Metuchen included in these consolidated financial statements and has had no activity to date.

All transactions between the consolidated entities have been eliminated in consolidation. Metuchen, Metuchen International, Timm Medical and PTV, are referred to collectively as the “Company” herein.

The accompanying unaudited Condensed Consolidated Financial Statements of Metuchen and its subsidiaries have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and Article 10 of Regulation S-X of the SEC for interim financial information. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. In the opinion of management, the accompanying Condensed Consolidated Financial Statements of Metuchen and its subsidiaries, which are unaudited, include all normal and recurring adjustments necessary for a fair presentation of the Company’s financial position as of September 30, 2020 and the results of its operations and its cash flows for the periods presented. Operating results for the three months and nine months ended September 30, 2020 are not necessarily indicative of the results that may be expected for the year ending December 31, 2020. The year-end Condensed Consolidated Balance Sheet data as of December 31, 2019 was derived from audited financial statements but does not include all disclosures required by U.S. GAAP.

The information included in these condensed consolidated financial statements should be read in conjunction with our annual Consolidated Financial Statements.

Going Concern

The Company’s condensed consolidated financial statements have been presented on a basis that it is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

Metuchen Pharmaceuticals, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements (unaudited)

The Company has incurred losses and used cash in operations since its inception and the Company has a working capital deficit of approximately $46.3 million as of September 30, 2020. In addition, the Company was in violation of certain debt covenants on its Senior Debt. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The Company is exploring additional ways to raise capital, as discussed further below in this section. While the Company is optimistic that it will be successful in its efforts to raise additional capital, there can be no assurances that they will be successful in doing so. The condensed consolidated financial statements do not contain any additional adjustments that might result from the resolution of any of the above uncertainties. The Company plans to continue raising additional funds to meet its operational goals until profitable. Absent raising additional capital, the Company does not have enough liquidity to fund operations for 12 months from the issuance of these condensed consolidated financial statements.

Merger Transaction

On May 17, 2020, Neurotrope, Inc., a Nevada corporation (“Neurotrope”), Petros Pharmaceuticals, Inc., a Delaware corporation formed for the purposes of effecting transactions contemplated by the Merger Agreement (“Petros”), PM Merger Sub 1, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Petros (“Merger Sub 1”), PN Merger Sub 2, Inc., a Nevada corporation and a wholly-owned subsidiary of Petros (“Merger Sub 2”), and the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”).

The Merger Agreement provides for (1) the merger of Merger Sub 1, with and into the Company, with the Company surviving as a wholly-owned subsidiary of Petros (the “Metuchen Merger”) and (2) the merger of Merger Sub 2 with and into Neurotrope, with Neurotrope surviving as a wholly-owned subsidiary of Petros (the “Neurotrope Merger” and together with the Metuchen Merger, the “Mergers”). The Mergers are intended to qualify for federal income tax purposes as a tax-free reorganization under the provisions of Section 351 of the Internal Revenue Code of 1986, as amended.

As a result of the Metuchen Merger, each outstanding common unit or preferred unit of Metuchen will be exchanged for a number of shares of Petros common stock equal to the quotient resulting from a formula as defined in the Merger Agreement, subject to adjustment. As a result of the Neurotrope Merger, each outstanding share of Neurotrope Common Stock will be exchanged for one (1) share of Petros common stock and each outstanding share of Neurotrope preferred stock will be exchanged for one (1) share of Petros Preferred Stock. Also, each outstanding option to purchase Neurotrope Common Stock or outstanding warrant to purchase common stock that has not previously been exercised prior to the closing of the Mergers will be converted into equivalent options and warrants to purchase shares of Petros common stock and will be adjusted to give effect to the exchange ratios set forth in the Merger Agreement. Immediately after the consummation of the Mergers, each security holder of Metuchen would own approximately 51% of the Petros Common Stock, and Neurotrope Stockholders would own approximately 49% of the Petros Common Stock, subject to adjustment pursuant to the terms of the Merger Agreement, as defined.

Consummation of the Mergers is subject to certain closing conditions, including, among other things, approval by the security holders of Neurotrope and the Company and the listing of the Petros common stock on the Nasdaq Stock Market after the Mergers. In accordance with the terms of the Merger Agreement, (i) certain executive officers, directors and unitholders of the Company (solely in their respective capacities as Company unitholders) holding approximately 95% of the outstanding Metuchen capital units have entered into voting agreements with Neurotrope to vote all of their Company capital units in favor of adoption of the Merger Agreement (the “Metuchen Voting Agreements”) and (ii) certain executive officers, directors and stockholders of Neurotrope (solely in their respective capacities as Neurotrope stockholders) holding approximately 34% of the outstanding shares of Neurotrope common stock have entered into voting agreements with the Company to vote all of their shares of Neurotrope common stock in favor of approval of the Merger Agreement (the “Neurotrope Voting Agreements”, and together with the Metuchen Voting Agreements, the “Voting Agreements”). The Voting Agreements include covenants with respect to the voting of such shares or units in favor of approving the transactions contemplated by the Merger Agreement and against any competing acquisition proposals. In addition, concurrently with the execution of the Merger Agreement, (i) certain executive officers, directors and unitholders of Metuchen and (ii) certain executive officers, directors and stockholders of Neurotrope have entered into lock-up agreements (the “Lock-Up Agreements”) pursuant to which they accepted certain restrictions on transfers of shares of Petros common stock for the nine-month period following the closing of the Mergers (the “Closing”).

Metuchen Pharmaceuticals, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements (unaudited)

The Merger Agreement contains certain termination rights for both Neurotrope and the Company, and further provides that, upon termination of the Merger Agreement under specified circumstances, either party may be required to pay the other party a termination fee of $1,000,000 plus third-party expenses incurred by the terminating party.

On December 1, 2020, Petros, Neurotrope, Merger Sub 1, Merger Sub 2, and Metuchen consummated the Mergers contemplated by the Merger Agreement.

2)	Summary of Significant Accounting Policies

The significant accounting policies used in the preparation of these condensed consolidated financial statements are disclosed in the 2019 consolidated financial statements, and there have been no changes to the Company’s significant accounting policies during the three months and nine months ended September 30, 2020, except as otherwise indicated below.

Use of Estimates

The preparation of condensed consolidated financial statements in conformity with GAAP requires the Company to make estimates and assumptions that affect the assets and liabilities, disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Such estimates include the adequacy of accounts receivable reserves, return reserves, inventory reserves, and assessment of long-lived assets, including intangible asset impairment, and the allocation of the purchase price in acquisitions. Actual results could differ from these estimates.

Risks and Uncertainties

The Company is subject to risks common to companies in the pharmaceutical industry including, but not limited to, uncertainties related to commercialization of competitor products, regulatory approvals, dependence on key products, dependence on key customers and suppliers, and protection of intellectual property rights.

The Company’s business, results of operations and financial condition may be adversely impacted by economic conditions, including the global health concerns relating to the coronavirus (“COVID-19”) pandemic. The outbreak and spread of COVID-19 has significantly increased economic uncertainty. Authorities implemented numerous measures to try to contain the virus, such as travel bans and restrictions, quarantines, shelter in place orders, and business shutdowns. These measures may remain in place for a significant period of time and could negatively impact business and consumer spending. The extent to which the coronavirus outbreak impacts the Company’s business, results of operations and financial condition will depend on future developments, which are highly uncertain and cannot be predicted. The Company does not know yet the full extent of the impact of COVID-19 on its business, operations or the global economy as a whole.

Revenue Recognition

Effective January 1, 2018, the Company adopted the Financial Accounting Standards Board (“FASB”) Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers, “Topic 606”, without restating prior period financial statements. Upon adoption, the Company elected the following practical expedients:

•	Portfolio approach — contracts within the Stendra® revenue stream have similar characteristics and the Company believes this approach would not differ materially than if applying Topic 606 to each individual contract.
•	Modified retrospective approach — the Company applied Topic 606 only to contracts with customers which were not completed at the date of initial application, January 1, 2018.
•	Significant financing component — the Company does not adjust the promised amount of consideration for the effects of a significant financing component as the Company expects, at contract inception, that the period between when the Company transfers a promised good or service to a customer and when the customer pays for that good or service will be one year or less.

Metuchen Pharmaceuticals, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements (unaudited)

•	Shipping and Handling Activities — the Company considers any shipping and handling costs that are incurred after the customer has obtained control of the product as a cost to fulfill a promise.
•	Immaterial Performance Obligations — the Company disregards promises deemed to be immaterial in the context of the contract.

Prescription Medication Sales

The Company’s prescription medication sales consist of sales of Stendra® in the U.S. for the treatment of male erectile dysfunction. Under Topic 606, the Company recognizes revenue from prescription medication sales when its performance obligations with its customers have been satisfied. In the contracts with its customers, the Company has identified a single performance obligation to provide Stendra® upon receipt of a customer order. The performance obligation is satisfied at a point in time when the Company’s customers obtain control of Stendra®, which is typically upon delivery. The Company invoices its customers after Stendra® has been delivered and invoice payments are generally due within 30 to 75 days of invoice date.

In determining the transaction price, a significant financing component does not exist since the timing from when the Company delivers Stendra® to when the customers pay for the product is typically less than one year. The Company records prescription medication sales net of any variable consideration, including but not limited to discounts, rebates, returns, chargebacks, and distribution fees. The Company uses the expected value method when estimating its variable consideration, unless terms are specified within contracts. The identified variable consideration is recorded as a reduction of revenue at the time revenues from sales of Stendra® are recognized. The Company recognizes revenue to the extent that it is probable that a significant revenue reversal will not occur in a future period. These estimates may differ from actual consideration received. The Company evaluates these estimates each reporting period to reflect known changes.

As of September 30, 2020 and December 31, 2019, the reserves for sales deductions were $7.3 million and $12.0 million, respectively. The most significant sales deductions included in this reserve relate to contract rebates and coupon redemptions, and distribution service fees (“DSA fees”). Our estimates are based on factors such as our direct and indirect customers’ buying patterns and the estimated resulting contractual deduction rates, historical experience, specific known market events and estimated future trends, current contractual and statutory requirements, industry data, estimated customer inventory levels, current contract sales terms with our direct and indirect customers, and other competitive factors. Significant judgment and estimation is required in developing the foregoing and other relevant assumptions. The most significant sales deductions are further described below.

Product Returns

Consistent with industry practice, the Company maintains a return policy that generally allows its customers to return Stendra® and receive credit for product within six months prior to expiration date and up to one year after expiration date. The provision for returns is based upon the Company’s estimates for future Stendra® returns and historical experience. The provision of returns is part of the variable consideration recorded at the time revenue is recognized. As of September 30, 2020 and December 31, 2019, the reserves for product returns were $6.0 million and $8.3 million, respectively, and are included as a component of accrued expenses.

Contract Rebates, Coupon Redemptions and DSA Fees

The Company establishes contracts with wholesalers, chain stores, and indirect customers that provide for rebates, sales incentives, DSA fees and other allowances. Some customers receive rebates upon attaining established sales volumes. Direct rebates are generally rebates paid to direct purchasing customers based on a percentage applied to a direct customer’s purchases from us, including fees paid to wholesalers under our DSAs, as described below. Indirect rebates are rebates paid to indirect customers that have purchased our products from a wholesaler under a contract with us.

Metuchen Pharmaceuticals, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements (unaudited)

The Company has entered into DSAs with certain of our significant wholesaler customers that obligate the wholesalers, in exchange for fees paid by us, to: (i) manage the variability of their purchases and inventory levels within specified limits based on product demand and (ii) provide us with specific services, including the provision of periodic retail demand information and current inventory levels for our pharmaceutical products held at their warehouse locations.

Medical Device Sales

The Company’s medical device sales consist of domestic and international sales of men’s health products for the treatment of erectile dysfunction. The men’s health products do not require a prescription and include Vacuum Erection Devices, PreBoost, VenoSeal, penile injections (Rx), and urinary tract infection tests. Under Topic 606, the Company recognizes revenue from medical device sales when its performance obligations with its customers have been satisfied. In the contracts with its customers, the Company has identified a single performance obligation to provide medical devices upon receipt of a customer order. The performance obligation is satisfied at a point in time when the Company’s customers obtain control of the medical device, which is typically upon shipment. The Company invoices its customers after the medical devices have been shipped and invoice payments are generally due within 30 days of invoice date for domestic customers and 90 days for international customers.

In determining the transaction price, a significant financing component does not exist since the timing from when the Company delivers the medical devices to when the customers pay for the product is typically less than one year. The Company records medical device sales net of any variable consideration, including but not limited to returns. The Company uses the expected value method when estimating its variable consideration. The identified variable consideration is recorded as a reduction of revenue at the time revenues from the medical device sales are recognized. The Company recognizes revenue to the extent that it is probable that a significant revenue reversal will not occur in a future period. These estimates may differ from actual consideration received. The Company evaluates these estimates each reporting period to reflect known changes.

Product Returns

Consistent with industry practice, the Company maintains a return policy that generally allows its customers to return medical devices and receive credit for products within 90 days of the sale. The provision for returns is based upon the Company’s estimates for future product returns and historical experience. The Company has not made significant changes to the judgments made in applying Topic 606. As of September 30, 2020 and December 31, 2019, the reserves for product returns for medical devices were not significant.

Contract Costs

In relation to customer contracts, the Company incurs costs to fulfill a contract but does not incur costs to obtain a contract. These costs to fulfill a contract do not meet the criteria for capitalization and are expensed as incurred. As such, the Company did not have any contract assets at September 30, 2020 and December 31, 2019.

Fair Value of Financial Instruments

Certain assets and liabilities are carried at fair value under GAAP. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. Financial assets and liabilities carried at fair value are to be classified and disclosed in one of the following three levels of the fair value hierarchy:

Level 1 — Quoted prices in active markets for identical assets or liabilities.

Level 2 — Observable inputs (other than Level 1 quoted prices), such as quoted prices in active markets for similar assets or liabilities, quoted prices in markets that are not active for identical or similar assets or liabilities, or other inputs that are observable or can be corroborated by observable market.

Metuchen Pharmaceuticals, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements (unaudited)

Level 3 — Unobservable inputs which are supported by little or no market activity and that are significant to determining the fair value of the assets or liabilities, including pricing models, discounted cash flow methodologies and similar techniques.

Financial instruments recognized at historical amounts in the consolidated balance sheets consist of cash, accounts receivable, other current assets, accounts payable, accrued expenses, other current liabilities and senior debt. The Company believes that the carrying value of cash, accounts receivable, other current assets, accounts payable, accrued expenses, other current liabilities approximates their fair values due to the short-term nature of these instruments.

The carrying value of senior debt as of September 30, 2020 approximated fair value. The fair value of the senior debt was estimated by discounting to present value the scheduled coupon payments and principal repayment, using an appropriate fair market yield and is considered Level 3 in the fair value hierarchy.

Recent Accounting Pronouncements

In June 2016, the FASB issued ASU No. 2016-13, Measurement of Credit Losses on Financial Instruments. ASU 2016-13, together with a series of subsequently issued related ASUs, has been codified in Topic 326. Topic 326 establishes new requirements for companies to estimate expected credit losses when measuring certain financial assets, including accounts receivables. The new guidance is effective for fiscal years beginning after December 15, 2021. The Company is currently evaluating the effect that the new guidance will have on its consolidated financial statements and related disclosures.

In August 2018, the FASB issued ASU 2018-13, Changes to the Disclosure Requirements for Fair Value Measurement. This ASU modifies the disclosure requirements on fair value measurements by requiring that Level 3 fair value disclosures include the range and weighted average of significant unobservable inputs used to develop those fair value measurements. For certain unobservable inputs, an entity may disclose other quantitative information in lieu of the weighted average if the entity determines that other quantitative information would be a more reasonable and rational method to reflect the distribution of unobservable inputs used to develop Level 3 fair value measurements. The guidance is effective for the Company for the annual periods and interim periods within annual periods beginning after December 15, 2019 for both private and public entities. The Company adopted this guidance as of January 1, 2020 and its impact was not material.

In August 2020, the FASB issued ASU 2020-06, Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40) which simplifies the accounting for convertible instruments by removing the separation models for (1) convertible debt with a cash conversion feature and (2) convertible instruments with a beneficial conversion feature. As a result, a convertible debt instrument will be accounted for as a single liability measured at its amortized cost. Also, ASU 2020-06 requires an entity to use the if-converted method in the diluted earnings per share calculation for convertible instruments. Either a modified retrospective method of transition or a fully retrospective method of transition is permissible for the adoption of this standard. ASU 2020-06 is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Early adoption is permitted no earlier than the fiscal year beginning after December 15, 2020. The Company is currently evaluating the effect that the new guidance will have on its consolidated financial statements and related disclosures.

Metuchen Pharmaceuticals, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements (unaudited)

3)	Accounts Receivable, net

Accounts receivable, net is comprised of the following:

	September 30, 2020	December 31, 2019
Gross accounts receivables	$5,052,149	$4,989,260
Distribution service fees	(545,716)	(2,061,481)
Chargebacks accruals	(57,153)	(60,507)
Cash discount allowances	(57,386)	(235,867)
Allowance for doubtful accounts	(238,077)	(26,275)
Total accounts receivable, net	$4,153,817	$2,605,130

For the nine months ended September 30, 2020 and September 30, 2019, gross sales from customers representing 10% or more of the Company’s total gross sales included one customer which represented approximately 80% and 86% of total gross sales, respectively. Receivables from customers representing 10% or more of the Company’s gross accounts receivable included one customer at September 30, 2020 and December 31, 2019 equal to 90% and 88%, respectively, of the Company’s total gross accounts receivables.

4)	Inventories

Inventory is comprised of the following:

	September 30, 2020	December 31, 2019
Raw materials	$382,849	$798,161
Finished goods	1,184,555	1,406,267
Total inventory	$1,567,404	$2,204,428

Finished goods are net of valuation reserves of $291,792 and $220,254 as of September 30, 2020 and December 31, 2019, respectively. Raw materials are net of valuation reserves of $2,872,977 as of September 30, 2020 and December 31, 2019.

5)	Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets are comprised of the following:

	September 30, 2020	December 31, 2019
Prepaid samples	$74,833	$391,024
Prepaid insurance	91,480	287,844
Prepaid FDA fees	1,009,296	732,204
Prepaid coupon fees	71,500	71,500
Rebates receivable	-	1,243,120
API purchase commitment asset (see Note 12)	1,409,592	1,409,592
Deferred Merger Transaction costs	521,395	-
Other prepaid expenses	551,261	468,226
Other current assets	334,540	526,310
Total prepaid expenses and other current assets	$4,063,897	$5,129,820

Prepaid samples, which are presented net of reserves, are expensed when distributed to the sales force. The prepaid samples reserve amount was $363,803 and $145,474 at September 30, 2020 and December 31, 2019, respectively.

Metuchen Pharmaceuticals, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements (unaudited)

In relation to a transition services agreement with a prior owner of the product rights to Stendra®, the prior owner had processed managed care rebates and remitted them back to the Company during the nine months ended September 30, 2020; therefore the Company did not have a receivable related to rebates processed by the prior owner of the product rights to Stendra® as of September 30, 2020.

6)	Intangible Assets

Balance at December 31, 2019	$38,811,137
Amortization expense	(4,976,418)
Balance at September 30, 2020	$33,834,719

The future annual amortization related to the Company’s intangible assets is as follows:

2020 (Remaining 3 Months)	$1,673,800
2021	6,867,771
2022	6,191,740
2023	5,445,729
2024	4,650,787
Thereafter	9,004,892
Total	$33,834,719

The intangible assets held by the Company are the Stendra® product, Timm Medical product, and PTV product and are being amortized over their estimated useful lives of 10 years, 12 years, and 12 years, respectively. The carrying value of the Stendra® product, Timm Medical product, and PTV product as of September 30, 2020 are $26.0 million, $6.1 million and $1.7 million, respectively. The carrying value of the Stendra® product, Timm Medical product, and PTV product as of December 31, 2019 were $30.0 million, $6.9 million and $1.9 million, respectively.

7)	Other Assets

Other assets are comprised of the following:

	September 30, 2020	December 31, 2019
API purchase commitment asset (see Note 12)	$6,563,680	$6,721,574
Operating lease ROU asset	603,708	672,246
Other assets	3,984	3,984
Total other assets	$7,171,372	$7,397,804

Metuchen Pharmaceuticals, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements (unaudited)

8)	Accrued Expenses

Accrued expenses are comprised of the following:

	September 30, 2020	December 31, 2019
Accrued price protection	$1,853,979	$1,847,639
Accrued product returns	8,382,241	10,707,807
Accrued contract rebates	683,463	1,368,279
Due to Vivus (see Note 12)	2,267,523	2,259,769
Due to third-party logistic provider	16,478	4,388,600
Accrued professional fees	923,468	-
Other accrued expenses	295,862	315,168
Total accrued expenses	$14,423,014	$20,887,262

As part of its acquisition of Stendra®, the Company provides the previous owner with price protection for certain Stendra® product returns that are processed by the previous owner. Some customer agreements require that product returns be credited at the current wholesale acquisition cost (“WAC”). If the Company subsequently raises the WAC, the Company will reimburse the previous owner for the difference between the current WAC and the original sale price for returns processed by the previous owner.

9)	Debt

Senior Debt

The following is a summary of Metuchen’s senior indebtedness at September 30, 2020 and December 31, 2019:

	September 30, 2020	December 31, 2019
Principal balance	$8,195,329	$11,688,979
Plus: Paid-In-Kind interest	-	1,101,575
Plus: End of term fee	1,068,612	952,416
Less: Debt issuance costs	(25,000)	-
Total senior debt	$9,238,941	$13,742,970

On September 30, 2016, the Company entered into a loan agreement with Hercules, a third party, for a $35 million term loan (“Senior Debt”) with a stated interest rate of the greater of either (i) Prime plus 7.25% or (ii) 10.75%. The Senior Debt includes an additional Paid-In-Kind (“PIK”) interest that increases the outstanding principal on a monthly basis at an annual rate of 1.35% and a $787,500 end of term charge.

On November 22, 2017, the Company amended its loan agreement with Hercules (“First Amendment”). A covenant was added, in which the Company must achieve a certain minimum EBITDA, as defined, target for the trailing twelve-month period, ending June 30, 2018. The end of term charge was increased from $787,500 to $1,068,750. The minimum EBITDA for each of the trailing six months and the fixed charge coverage ratio (1:1 to 0.9:1) were reduced. The Company was also required to prepay $10,000,000 in principal. This amendment was accounted for as a modification under ASC 470, Debt.

Monthly principal payments, including interest commenced November 1, 2018 with the outstanding balance of the Senior Debt due in full on November 1, 2020. The end of term charge is being recognized as interest expense and accreted over the term of the Senior Debt using the effective interest method.

The total debt issuance costs paid to the lender associated with the First Amendment to the Senior Debt agreement were approximately $62,600 and have been recorded as a debt discount and were being recognized as interest expense over the term of the debt using the effective interest method. The debt including accrued PIK interest and the end of term fee were recorded at fair value effective on December 10, 2018.

Metuchen Pharmaceuticals, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements (unaudited)

On April 13, 2020, the Company amended its loan agreement with Hercules. The amendment waived all financial covenant defaults for all periods since inception through the period ending March 31, 2020. The amendment also included the following changes:

•	Removed the Adjusted EBITDA and Fixed Cost Coverage Ratio Covenants.

•	Extended the maturity date from October 1, 2020 to April 2021, which can be further extendable to December 1, 2021 upon achieving the Financing Milestone, as defined in the agreement.

•	Increased the cash interest rate from the greater of (a) 10.75% or (b) 10.75% plus the US WSJ Prime minus 4.50% to the greater of (a) 11.50% or (b) 11.50% plus the US WSJ Prime minus 4.25%.

•	Removed the PIK interest rate.

•	Removed the prepayment penalty.

As of June 30, 2020, the Company was in violation of certain debt covenants and is required to maintain a certain cash requirement in a separate account for the benefit of Hercules. On September 24, 2020 the Company entered into a waiver with Hercules under which Hercules agreed to waive the existing event of default through the earlier of October 31, 2020 or the occurrence of an event of default as defined in the loan agreement.

Effective September 30, 2020, the Company and Hercules entered into the Third Amendment to Loan and Security Agreement (“Third Amendment”) to provide for interest only payments commencing on October 1, 2020 and continuing through December 22, 2020 unless the Company raises net cash proceeds of at least $25 million through an equity or debt financing or other transaction on or before December 21, 2020. The Third Amendment also amended the minimum cash, minimum net revenue and minimum EBITDA financial covenants. On that same date, Juggernaut Capital Partners III, L.P., an affiliate of the JCP Investor, Hercules and Wells Fargo Bank, N.A. entered into the Escrow Agreement to escrow certain funds in an aggregate amount equal to the deferral of certain principal payments noted in the Third Amendment. As of September 30, 2020, the Company was in violation of certain debt covenants and is required to maintain a certain cash requirement in a separate account for the benefit of Hercules.

The interest rate was 11.50% and 10.75% at September 30, 2020 and December 31, 2019, respectively. Interest expense on the Senior Debt is as follows:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2020	2019	2020	2019
Interest expense for term loan	$300,355	$526,168	$1,040,898	$1,746,109
PIK interest	-	51,050	44,449	166,080
	$300,355	$577,218	$1,085,347	$1,912,189

Included in accrued expenses in the accompanying consolidated balance sheets as of September 30, 2020 and December 31, 2019 is $78,537 and $132,006, respectively, of accrued and unpaid interest.

Future payments on Senior Debt as of September 30, 2020 were as follows:

2020 (remaining 3 months)	$2,086,573
2021 (through April 1, 2021)	7,177,368
Total	$9,263,941

Metuchen Pharmaceuticals, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements (unaudited)

Subordinated Related Party Term Loans

The Company’s subordinated related party term loans are as follows:

September 30, 2020
Principal balance	$14,000,000
Plus: PIK interest	1,148,447
Subordinated related party term loans	$15,148,447

Subordinated Related Party Term Loans Entered Into During 2020

On January 31, 2020, the Company entered into a Subordinated Promissory Note with JCP, a related party and an affiliate of Juggernaut Capital Partners LLP, in the principal amount of $3,000,000 (“First Subordinated Promissory Note”). The maturity date of the First Subordinated Promissory Note is April 2, 2021 and has PIK interest that increases the outstanding principal on a daily basis at an annual rate of 20%. As of September 30, 2020, the principal balance of this subordinated related party term loan together with the accrued PIK interest was $3.4 million.

On April 1, 2020, the Company entered into a Subordinated Promissory Note with JCP in the principal amount of $3.0 million (“Second Subordinated Promissory Note”). The maturity date of the Second Subordinated Promissory Note is April 2, 2021 and has PIK interest that increases the outstanding principal on a daily basis at an annual rate of 20%. As of September 30, 2020, the principal balance of this subordinated related party term loan together with the accrued PIK interest was $3.3 million.

On April 22, 2020, the Company entered into a Subordinated Promissory Note with JCP in the principal amount of $4.0 million (“Third Subordinated Promissory Note”). The maturity date of the Third Subordinated Promissory Note is April 2, 2021 and has PIK interest that increases the outstanding principal on a daily basis at an annual rate of 20%. As of September 30, 2020, the principal balance of this subordinated related party term loan together with the accrued PIK interest was $4.3 million.

On July 31, 2020, the Company entered into a Subordinated Promissory Note with JCP in the principal amount of $2.5 million (“Fourth Subordinated Promissory Note”). The maturity date of the Fourth Subordinated Promissory Note is April 2, 2021 and has PIK interest that increases the outstanding principal on a daily basis at an annual rate of 20%. As of September 30, 2020, the principal balance of this subordinated related party term loan together with the accrued PIK interest was $2.6 million.

On August 31, 2020, the Company entered into a Subordinated Promissory Note with JCP in the principal amount of $1.5 million (“Fifth Subordinated Promissory Note”). The maturity date of the Fifth Subordinated Promissory Note is April 2, 2021 and has PIK interest that increases the outstanding principal on a daily basis at an annual rate of 20%. As of September 30, 2020, the principal balance of this subordinated related party term loan together with the accrued PIK interest was $1.5 million.

In connection with the entry into the Merger Agreement on May 17, 2020, Juggernaut Capital Partners LLP (the “Investor”), Neurotrope and Metuchen entered into a Note Conversion and Loan Repayment Agreement pursuant to which, the Investor agreed to convert all of the above outstanding subordinated related party term loans and accrued PIK interest of Metuchen held by Juggernaut Capital Partners LLP or its affiliates into shares of Petros common stock in connection with the consummation of the Mergers at the Closing.

Interest expense on this debt was $1,148,447, comprised entirely of PIK interest, for the nine months ended September 30, 2020.

Subordinated Related Party Term Loans Entered Into Prior To 2020

The Company executed a Subordination Agreement (“Sub Debt”) with several related parties, L. Mazur Associates, JV (“LMA”), KFE, an entity controlled by Krivulka and JCP (herein referred to collectively as “the Related Holders”).

Metuchen Pharmaceuticals, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements (unaudited)

The Company and the Related Holders entered into an Amended and Restated Subordination Agreement (“Amended Agreement”). Under the terms of the Amended Agreement, the principal balance was $30,579,496. The amount due was divided 20.9%, 20.1%, and 59%, respectively, amongst LMA, KFE, and JCP. The cash interest rate of the amended sub debt was 12%. Additional PIK interest was 8% payable on the maturity date.

On December 10, 2018, as part of the acquisition accounting for JCP Acquisition of a majority ownership interest in Metuchen, the outstanding Sub Debt was determined to have a fair value that was less than its carrying value. The fair value of the subordinated related party term loans was $22,250,746 at December 10, 2018. A debt discount of $15,506,463 was recognized and was being amortized to interest expense over the term of the debt using the effective interest method.

On December 10, 2018, the Company signed a subordinated promissory note for an additional $4,750,000 of Sub Debt from JCP. The proceeds were used for the acquisition of the Medical Device Business. The principal, along with PIK interest at an annual rate of 25%, was due on April 2, 2021.

On September 16, 2019, Metuchen entered into an Exchange Agreement (“Exchange Agreement”) with JCP and LMA to exchange Preferred and Common Units for the Company’s subordinated related party term loans. Upon consummation of the exchange, the Preferred and Common Units issued were for the full satisfaction of the subordinated related party term loan. As of September 30, 2020, there was no outstanding principal balance or accrued interest for the subordinated related term loans. The following chart summarizes the instruments exchanged in the transaction as of September 16, 2019:

Common Units, at fair value (2,434,551.28 Units)	$29,117,232
Preferred Units, at fair value (1,373,820.51 Units)	17,500,000
Total fair value of Preferred and Common Units exchanged	46,617,232

Sub Debt principal balance	33,250,000
Add: PIK Interest	16,544,318
Less: Debt Discount	10,486,536
Total carrying value of Sub Debt exchanged	39,307,782

Excess of fair value of Preferred and Common Units exchanged over the carrying value of Sub Debt	$(7,309,450)

The Company accounted for the exchange between related parties as a capital transaction. The carrying value of the subordinated related party term loans, including any accrued interest, on the date of the exchange was $39.3 million and the fair value of Preferred and Common Units was $46.6 million. As this is a capital transaction between related parties it is not appropriate to record an extinguishment loss; therefore, the company recorded the $7.3 million difference between the carrying value of the subordinated related party term loans and the fair value of the Preferred and Common Units to members’ capital. See Note 10 Members’ Capital for the determination of fair value of the Preferred and Common Units.

The Company had subordinated related party term loans which was converted into common and preferred shares on September 16, 2019. Interest expense on this debt was $11,416,697, including PIK interest of $6,747,313 and amortization of debt discount of $4,669,384, for the nine months ended September 30, 2019.

Metuchen Pharmaceuticals, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements (unaudited)

10)	Members’ Capital

(a)	Capitalization

The Company authorized 100 units of Class A Common Units (the “Class A Units”) to be issued and outstanding. In addition, there were Restricted Member Units (“RMU’s”) that were designated as a class of incentive units (also known as “Class B Units”).

On September 16, 2019, the Company amended and restated its operating agreement creating the rights and preferences relating to the Preferred Units and Common Units mentioned in the Private Placement Offering below.

(b)	Preferred Units

A holder of a Preferred Unit is entitled to vote on any matter requiring the approval of such units. In addition, the Preferred Unit holders are entitled to distributions, after adjustment for specific items, for each fiscal year.

The following actions require the prior consent of the holders of a majority of the outstanding Preferred Units: (a) amend, alter or repeal any provision of the amended and restated operating agreement (if such amendment would adversely affect any of the rights or preferences of the Preferred Units); (b) authorize or create membership interests that have a preference over the Preferred Units as to dividends or liquidation; (c) declare or pay any dividends or distributions; (d) dissolve or liquidate (in whole or in part), consolidate, merge, convey, lease, sell, or transfer all or substantially all of the assets of the Company; or purchase or otherwise acquire (directly or indirectly) all or substantially all of the assets or equity interest issued by another company; or file a petition for bankruptcy or receivership of the Company; (e) repurchase or redeem any Membership Interests; or (f) enter into any agreement, commitment or arrangement to do any of the foregoing. See also Note 10 Section (f) for further discussion of Preferred Units.

(c)	Common Units (formerly known as Class A Units)

A holder of a Common Unit is entitled to vote on any matter requiring the approval of such units. In addition, the Common Unit holders are entitled to distributions, after adjustment for specific items, for each fiscal year.

Effective with the amended and restated operating agreement on August 26, 2019, each Class A Unit was exchanged for 10,000 Common Units. There was no change to the ownership percentages as a result of the exchange and the rights and privileges of Common Unit holders is consistent with that of the Class A Unit.

(d)	Class B Units

As of September 16, 2019, none of the Class B Units were issued. Effective with the amended and restated operating agreement on September 16, 2019, the Class B Units are no longer an authorized membership interest of the Company.

(e)	Liquidation

Upon liquidation of the Company or upon any Company sale, the Company shall pay, hold, or distribute, or cause to be paid, held or distributed, the proceeds thereof as follows: (a) first, to the holders of Preferred Units, pro rata in proportion to the number of Preferred Units held by such holders, until the holders of such Preferred Units receive in respect of each Preferred Unit held by them, the preferred liquidation preference amount; (b) second, to the holders of Common Units, pro rata in proportion to the number of Common Units held by such holders, the remaining proceeds available for distribution.

(f)	Private Placement Offering

On September 16, 2019, the Company executed a Private Placement offering (“Private Placement”) with V4 Capital Partners, LLC (“Lead Investor”) and other accredited investors (collectively “Investors”). None of the Investors had previously held an interest in the Company. Pursuant to the Private Placement, the Company agreed to issue and sell up to $3.5 million of the Company’s Preferred Units. Each Preferred Unit had an offering price of $12.7382 per unit. The Company issued 245,933 Preferred Units related to the Private Placement and received aggregate net proceeds from the Private Placement of $2.7 million.

Metuchen Pharmaceuticals, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements (unaudited)

The Preferred Units contain a 5% non-cumulative quarterly dividend, include one vote per unit on all matters to be voted upon by Common Unit holders and require a mandatory conversion upon the closing of a qualified public offering, with the conversion price being subject to adjustment if the price per share in the qualified public offering is less than $15.92275 per Preferred Unit. Subject to adjustment, each Preferred Unit can be converted into one Common Unit. The Preferred Units did not meet the criteria for liability classification and are classified within equity. In addition, the embedded conversion feature was considered clearly and closely related to the Preferred Units and did not require bifurcation. However, the embedded conversion feature represents a beneficial conversion feature with a relative fair value of $26,500 and has been recorded to additional paid-in capital, included within the $250,000 proceeds received related to the issuance of the lead investor warrants.

In connection with the Private Placement, the Lead Investor received warrants (“Lead Investor Warrants”) to purchase an aggregate of 615,838.50 shares of the Company’s Preferred Units. The Lead Investor Warrants expire on September 16, 2020 and have an exercise price of $0.01 per Preferred Unit. The Lead Investor Warrants are only exercisable upon a qualified public offering being consummated within one year. The fair value of the Lead Investor Warrants was estimated to be $2.1 million. To record the issuance of the Lead Investor Warrants, the Company allocated the proceeds of $250,000 received from the Lead Investor for the Preferred Units between the Lead Investor Warrants and the beneficial conversion feature for the embedded conversion option. Of the proceeds received, the relative fair value allocated to the Lead Investor Warrants was $223,500 and was included in additional paid-in capital. The Lead Investor Warrants did not meet the criteria for liability classification. On September 16, 2020, the Lead Investor Warrants to purchase an aggregate of 615,838.50 shares of the Company's Preferred Units expired.

The Company estimated their fair value using Monte Carlo Simulation approach. Significant judgments used in the valuation model included the overall likelihood of a qualified public offering occurring and Management’s estimate for the aggregate equity value, including an estimate for the proceeds from a qualified public offering as well as giving consideration in the event the price per share in a qualified public offering is below 125% of the $12.7382 price per Preferred Unit. Also incorporated in the fair value of the Lead Investor Warrants was a risk-free rate, estimated volatility of equity and an incremental discount for lack of marketability.

Also, in connection with the Private Placement, the placement agent received warrants (“Placement Agent Warrants”) to purchase an aggregate of 21,139.10 shares of the Company’s Preferred Units. The Placement Agent Warrants expire on September 16, 2024 and have an exercise price of $12.7382 per Preferred Unit. The fair value of the Placement Agent Warrants was estimated to be $135,800 and was included in additional paid-in capital. The Placement Agent Warrants did not meet the criteria for liability classification.

The Company estimated their fair value using the Black-Scholes valuation model. The inputs used to value the Placement Agent Warrants included the Preferred Unit Price and the Placement Agent Warrant Strike Price (both of which are $12.7382), the expiration date of the Placement Agent Warrants of September 16, 2024, the risk-free rate to the expiration date of 1.73%, and the estimated volatility over the expected term of the Placement Agent Warrants of 90.0%.

As there has been no public market for the Company’s common stock to date, the estimated fair value of its Common Units has been determined by the Board of Directors as of the Private Placement date, with input from management, considering the Company’s most recently available valuations of the aggregate equity value of the Company. In addition to considering the results of these valuations, the Company’s Board of Directors considered various objective and subjective factors to determine the fair value of its Common and Preferred Units as of the private placement date, including the progress of the Company’s products sales, external market conditions affecting and trends within the life sciences industry and the likelihood of achieving a liquidity event. The fair value of the Company’s Common Units as of the Private Placement Date was determined to be the difference between the fair value of the Company’s aggregate equity and the summation of the fair values of the Preferred Units, the Lead Investor Warrants and Placement Agent Warrants.

11)	Basic and Diluted Net Loss per Common Unit

The following is a reconciliation of the weighted average number of Common Units outstanding used in calculating basic and diluted net loss per unit:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2020	2019	2020	2019
Numerator
Net loss	$(3,300,363)	$(9,140,902)	$(15,147,953)	$(24,084,314)

Denominator
Weighted-average common units for basic and diluted net loss per unit	3,434,551	1,370,475	3,434,551	1,124,849

Basic and diluted net loss per common unit	$(0.96)	$(6.67)	$(4.41)	$(21.41)

For the three and nine months ended September 30, 2020 and 2019, 1,619,754 Preferred Units and 21,139 Placement Agent Warrants that are potentially dilutive securities convertible into Common Units were excluded from the calculation of diluted net loss per unit because their inclusion would have been antidilutive.

12)	Marketing, Licensing and Distribution Agreements

(a)	Vivus

On September 30, 2016, Metuchen entered into a License and Commercialization Agreement (the “License Agreement”) with Vivus, Inc (“Vivus”) to purchase and receive the license for the commercialization and exploitation of Stendra® for a one-time fee of $70 million, and for an additional $0.8 million, Metuchen also acquired the current Stendra® product and sample inventories as of September 30, 2016 that were owned by Vivus. The License Agreement gives Metuchen the right to sell Stendra® in the U.S and its territories, Canada, South America, and India. In December 2000, Vivus originally was granted the license from Mitsubishi Tanabe Pharma Corporation (“MTPC”) to develop, market, and manufacture Stendra®. Stendra® was approved by the Food and Drug Administration (“FDA”) in April 2012 to treat male erectile dysfunction.

Metuchen will pay MTPC a royalty of 5% on the first $500 million of net sales and 6% of net sales thereafter. In consideration for the trademark assignment and the use of the trademarks associated with the product and the Vivus technology, Metuchen shall (a) during the first, second, and third years following the expiration of the Royalty Period in a particular country in Metuchen’s territory, pay to Vivus a royalty equal to 2% of the net sales of products in such territory; and (b) following the fourth and fifth years following the end of the Royalty Period in such territory, pay to Vivus a royalty equal to 1% of the net sales of products in such territory. Thereafter, no further royalties shall be owed with respect to net sales of Stendra® in such territory.

In addition, Metuchen will be responsible for a pro-rata portion of a $6 million milestone payment to be paid once $250 million in sales has been reached on the separate revenue stream of Stendra®. Should the $250 million of sales threshold be reached, the Company will be responsible for $3.2 million of the milestone payment.

In connection with the License Agreement, Metuchen and Vivus also entered into a Supply Agreement on the effective date of the License Agreement. The Supply Agreement states that Vivus will initially manufacture, test, and supply the product to Metuchen or its designee, directly or through one or more third parties. The agreement is effective through September 30, 2021. Metuchen is required to make future minimum annual purchases of Stendra® under the Supply Agreement as follows (based on current prices, however, subject to annual price increases).

Calendar Year	Minimum Purchase Obligation
2020	$4,100,000
2021	$4,100,000

Metuchen Pharmaceuticals, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements (unaudited)

Stendra® can be purchased by written purchase orders submitted to Vivus at least 125 days in advance of the desired shipment date. For each quarter, the Company is required to submit purchase orders for at least 90% of the quantities in the forecast above. Vivus will have no obligation to supply Stendra® in excess of 120% of the quantity specified above but will use reasonable efforts.

As of September 30, 2020 and December 31, 2019, the Company has $9.1 million and $9.3 million, respectively, of accrued inventory purchases related to the Company’s minimum purchase obligations with Vivus for raw material or API inventory. As API inventory is not a finished good, the Company does not have title to the product and classifies API Inventory in either other current assets or other assets, depending on whether the Company expects to take title to the product within one year from the date of the financial statements. As of September 30, 2020 and December 31, 2019, there was $1.4 million included in other current assets (see Note 5). As of September 30, 2020 and December 31, 2019 there was $6.6 million and $6.7 million included in other assets (see Note 7), respectively. The Company reviews its inventory levels and purchase commitments for excess amounts that it is required to purchase but projects it will not be able to sell prior to product expiry. During the nine months ended September 30, 2020, the Company recorded a reserve of $0.2 million, which is included in cost of goods sold, to reduce the cost of API inventory to its net realizable value.

On July 7, 2020, Vivus announced that it has completed the solicitation of an in-court prepackaged plan of reorganization, under which IEH Biopharma LLC will take 100% ownership of Vivus. Vivus is a specialty pharmaceutical company and, as described in Note 13 (a), the Company has a License Agreement with Vivus for commercialization and exploitation of Stendra® as well as the Company and Vivus are parties to a Supply Agreement for which Vivus will manufacture, test and supply Stendra® to the Company. The License Agreement is a sublicense under Vivus’ license agreement with the owner of the Stendra® patent, MTPC.

The license agreement between MTPC and Vivus (“MTPC License”) contains certain termination rights that would allow MTPC to terminate the agreement if Vivus were to breach any of the terms of the MTPC License or become insolvent or bankrupt. In the event that MTPC terminates the MTPC License with Vivus because of any contractual breach Metuchen has step-in rights with MTPC, which would allow Metuchen to continue to sell Stendra®.

(b)	Hybrid

In March 2020, Metuchen acquired the exclusive license to H100™ from Hybrid. H100™ is a topical candidate with at least one active ingredient and potentially a combination of ingredients responsible for the improvement of penile curvature during the acute phase of Peyronie’s disease. We paid an initial license fee of $100,000, with an additional $900,000 payment due upon obtainment of orphan indication for H100™ and termination of Hybrid’s existing agreement with a compounding pharmacy, and additional annual payments of $125,000, $150,000 and $200,000 due on each of the first, second and third anniversaries of the license agreement and $250,000 annual payments due thereafter. Metuchen is also required to make a $1,000,000 payment upon first commercial sale and a sliding scale of percentage payments on net sales in the low single digits. Annual anniversary payments will not be required after commercialization. Metuchen is also obligated to make royalty payments between 3-6% of any net sales. In addition, Metuchen may terminate at any time after first anniversary, without cause, upon ninety (90) days’ notice.

The initial license fee of $100,000 and an extension payment of $100,000 has been recorded in research and development during the nine months ended September 30, 2020. The Company has treated the acquisition as an asset acquisition and has concluded that the asset acquired and the upfront payment should be expensed as it was considered an IPR&D asset with no alternative future uses.

On September 24, 2020, the Company and Hybrid amended the license agreement for H100™ to extend the term of the license agreement for an additional six months to March 24, 2021. In consideration for the amendment, the Company paid Hybrid $50,000 in October 2020 and the Company will pay Hybrid an additional $100,000 in December 2020.

Metuchen Pharmaceuticals, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements (unaudited)

13)	Commitments and Contingencies

(a)	Employment Agreements

The Company has employment agreements with certain executive officers and key employees that provide for, among other things, salary and performance bonuses.

In connection with entry into the Merger Agreement Amendment, Neurotrope, Neurotrope Bioscience, Inc. (a wholly-owned subsidiary of Neurotrope) and Metuchen entered into an Employee Lease Agreement pursuant to which Neurotrope and Neurotrope Bioscience, Inc. agreed to lease the services of Dr. Charles Ryan to Metuchen prior to the Closing. Dr. Ryan will devote no more than 75% of his working time performing services to Metuchen under the Employee Lease Agreement and Metuchen will pay 75% of the costs associated with Dr. Ryan’s employment from the period beginning on June 1, 2020 through the Closing, including but not limited to, the costs for all compensation and benefits paid to, for or on behalf Dr. Ryan (the “Fees”). The Fees pursuant to the Employee Lease Agreement will act to reduce the amount of cash that is retained by Petros following the Closing, provided, however, that if the Mergers are not consummated and the Merger Agreement is terminated pursuant to its terms, Metuchen will not be required to pay any of the Fees.

(b)	Legal Proceedings

On July 14, 2020, Greg Ford, the Chief Executive Officer of the Company, was terminated. On July 14, 2020, Mr. Ford, through his attorney, claimed that he was entitled to severance pay pursuant to an employment agreement following the termination of his employment on that same date. This claim is currently at an early stage where the Company is unable to determine the likelihood of any unfavorable outcome.

On July 29, 2020, the Company's former Vice President, Sales and Operations, through his attorney, claimed that his termination from employment on July 14, 2020, was based on unlawful age discrimination. This claim is currently at an early stage where the Company is unable to determine the likelihood of any unfavorable outcome.

The Company is not currently involved in any other significant claims or legal actions that, in the opinion of management, will have a material adverse impact on the Company’s operations, financial position or cash flows.

(c)	Milestones and Royalties

See Note 12, Marketing, License, and Distribution Agreements for a description of future milestone and royalty commitments pursuant to our acquisitions, license and distribution agreements.

(d)	Price Protection

As part of its acquisition of Stendra®, the Company provides the previous owner with price protection for certain Stendra® product returns that are processed by the previous owner. The Company has accrued $1,853,979 for amounts due to the previous owner as of September 30, 2020 and $1,847,639 as of December 31, 2019. See Note 8.

(e)	Operating Leases

The Company has commitments under operating leases for office and warehouse space used in its operations. The Company’s leases have remaining lease terms ranging from 3.9 years to 6.3 years.

Metuchen Pharmaceuticals, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements (unaudited)

The components of lease expense were as follows:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2020	2019	2020	2019
Operating Lease Cost:
Fixed lease cost	$44,812	$17,438	$134,435	$52,315

Supplemental balance sheet information related to leases was as follows:

	As of September 30, 2020	As of December 31, 2019
Operating lease ROU asset:
Other assets	$603,708	$672,246

Operating lease liability:
Other current liabilities	$105,250	$96,104
Other long-term liabilities	559,339	639,568
Total operating lease liability	$664,589	$735,672

Supplemental lease term and discount rate information related to leases was as follows:

	As of September 30, 2020	As of December 31, 2019
Weighted-average remaining lease terms - operating leases	4.9 years	5.7 years
Weighted-average discount rate - operating leases	12.6%	12.6%

Supplemental cash flow information related to leases was as follows:

	For the Nine Months Ended September 30,
	2020	2019
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$136,979	$55,632

Right-of-use assets obtained in exchange for lease obligations:
Operating leases	$-	$269,022

Future minimum lease payments under non-cancelable leases as of September 30, 2020 were as follows:

Lease Liability Maturity Analysis	Operating Leases
2020 (remaining 3 months)	$45,660
2021	184,239
2022	187,739
2023	189,374
2024	155,242
Thereafter	163,432
Total lease payments	925,686
Less: Imputed Interest	(261,097)
Total	$664,589

As of September 30, 2020, the Company had no operating leases that had not yet commenced.

Metuchen Pharmaceuticals, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements (unaudited)

14)	Segment Information

The Company manages its operations through two segments. The Company’s two segments, prescription medications and medical devices, focus on the treatment of male erectile dysfunction. The prescription medications consist primarily of Stendra®, which is sold generally in the United States. The medical devices consist primarily of vacuum erection devices, which are sold domestically and internationally.

The Company’s results of operations by reportable segment for the three months ended September 30, 2020 are summarized as follows:

For the Three Months Ended September 30, 2020	Prescription Medications	Medical Devices	Corporate	Consolidated
Net sales	$2,590,151	$874,544	$-	$3,464,695
Cost of goods sold	749,575	232,328	-	981,903
Selling, general and administrative expenses	1,837,864	566,666	716,493	3,121,023
Research and development expenses	36,828	-	-	36,828
Depreciation and amortization expense	1,353,591	307,771	-	1,661,362
Interest expense	-	-	970,085	970,085
Income tax benefit	-	6,143	-	6,143
Net loss	$(1,387,707)	$(226,078)	$(1,686,578)	$(3,300,363)

The Company’s results of operations by reportable segment for the three months ended September 30, 2019 are summarized as follows:

For the Three Months ended September 30, 2019	Prescription Medications	Medical Devices	Corporate	Consolidated
Net sales	$3,095,033	$1,272,665	$-	$4,367,698
Cost of goods sold	2,105,472	312,087	-	2,417,559
Selling, general and administrative expenses	4,059,666	647,956	926,061	5,633,683
Depreciation and amortization expense	1,017,503	285,056	-	1,302,559
Interest expense	-	-	4,141,755	4,141,755
Income tax expense	-	13,044	-	13,044
Net loss	$(4,087,608)	$14,522	$(5,067,816)	$(9,140,902)

The Company’s results of operations by reportable segment for the nine months ended September 30, 2020 are summarized as follows:

For the Nine Months Ended September 30, 2020	Prescription Medications	Medical Devices	Corporate	Consolidated
Net sales	$4,128,694	$2,501,486	$-	$6,630,180
Cost of goods sold	1,527,169	778,000	-	2,305,169
Selling, general and administrative expenses	6,658,231	1,780,530	3,558,424	11,997,185
Research and development expenses	307,796	-	-	307,796
Depreciation and amortization expense	4,060,772	923,312	-	4,984,084
Interest expense	-	-	2,233,794	2,233,794
Income tax benefit	-	49,895	-	49,895
Net loss	$(8,425,274)	$(930,461)	$(5,792,218)	$(15,147,953)

The Company’s results of operations by reportable segment for the nine months ended September 30, 2019 are summarized as follows:

For the Nine Months Ended September 30, 2019	Prescription Medications	Medical Devices	Corporate	Consolidated
Net sales	$9,842,799	$3,636,576	$-	$13,479,375
Cost of goods sold	3,620,445	1,090,207	-	4,710,652
Selling, general and administrative expenses	10,024,806	2,438,157	3,232,213	15,695,176
Depreciation and amortization expense	3,052,509	855,170	-	3,907,679
Interest expense	-	-	13,328,886	13,328,886
Income tax benefit	-	78,704	-	78,704
Net loss	$(6,854,961)	$(668,254)	$(16,561,099)	$(24,084,314)

Metuchen Pharmaceuticals, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements (unaudited)

Unallocated operating expenses include costs that were not specific to a particular segment but are general to the group; included are expenses incurred for administrative and accounting staff, general liability and other insurance, professional fees and other similar corporate expenses. Interest and other income (expense), net is also not allocated to the operating segments.

The following table reflects net sales by geographic region for the three and nine months ended September 30, 2020 and 2019:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
Net sales	2020	2019	2020	2019
United States	$3,125,572	$3,939,598	$5,780,165	$12,479,859
International	339,123	428,100	850,015	999,516
	$3,464,695	$4,367,698	$6,630,180	$13,479,375

No individual country other than the United States accounted for 10% of total sales for the nine months ended September 30, 2020 and 2019.

The Company’s assets by reportable segment and reconciliation of segment assets to consolidated assets as of September 30, 2020 are summarized as follows:

	Prescription Medications	Medical Devices	Consolidated
Intangible assets, net	$25,986,651	$7,848,068	$33,834,719
Total segment assets	$41,907,196	$9,619,893	$51,527,089

The Company’s assets by reportable segment and reconciliation of segment assets to consolidated assets as of December 31, 2019 are summarized as follows:

	Prescription Medications	Medical Devices	Consolidated
Intangible assets, net	$30,039,758	$8,771,379	$38,811,137
Total segment assets	$47,455,382	$10,910,911	$58,366,293

15)	Subsequent Events

On October 1, 2020, the Company entered into a Subordinated Promissory Note with JCP in the principal amount of $1.5 million (“Sixth Subordinated Promissory Note”). The maturity date of the Sixth Subordinated Promissory Note is April 2, 2021 and has PIK interest that increases the outstanding principal on a daily basis at an annual rate of 20%.

On December 1, 2020, Petros, Neurotrope, Merger Sub 1, Merger Sub 2, and Metuchen consummated the Mergers contemplated by the Merger Agreement.

On December 15, 2020, Fady Boctor, Metuchen’s Chief Commercial Officer, received a bonus of $125,000 for his commencement as the President and Chief Commercial Officer of Petros.

On March 27, 2019, Plaintiff Radha Geismann, M.S., P.C., filed a class action alleging violation of the Telephone Consumer Protection Act ("TCPA") and other statues arising from an alleged fax marketing sent by Pos-T-Vac, LLC.

Metuchen Pharmaceuticals, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements (unaudited)

The case was filed in the U.S. District Court for the Eastern District of Missouri, Case No. 4:19-cv-00676. The parties reached a settlement resolving the case without admission of fault, and the matter was dismissed with prejudice on December 10, 2020.

In connection with the consummation of the Mergers, on December 24, 2020, the Company and Mr. Keith Lavan entered into a Separation Agreement (the “Separation Agreement”), pursuant to which Mr. Lavan resigned as Senior Vice President and Chief Financial Officer of the Company and agreed to serve as an advisor to the Company through December 31, 2020 (the “Separation Date”). Pursuant to the Separation Agreement, in addition to other benefits, Mr. Lavan received a stay-on bonus of $50,000 for continuing to remain employed by the Company through the Separation Date. For his services as an advisor, the Company will pay Mr. Lavan an amount equal to 50% of his base salary as of immediately prior to the Separation Date. The Company will pay 70% of such amount on January 15, 2021 and 30% of such amount in equal installments from the Separation Date through June 30, 2021. In addition, Mr. Lavan executed a general release of liabilities in favor of the Company.